                                                                   EXHIBIT 10.13



================================================================================












                                CREDIT AGREEMENT

                                     among

                          SNELLING AND SNELLING, INC.
                                  as Borrower,

                       THE FIRST NATIONAL BANK OF BOSTON,
                                   as Agent,

                                      and
                            the lenders named herein

                               31 January 1996












================================================================================

                               TABLE OF CONTENTS


ARTICLE 1 - Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.1      Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.2      Other Definitional Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 1.3      Accounting Terms and Determinations . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 1.4      Time of Day . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE 2 - Revolving Credit Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 2.1      Revolving Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 2.2      Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 2.3      Repayment of Revolving Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 2.4      Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 2.5      Revolving Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 2.6      Termination or Reduction of Revolving Commitments . . . . . . . . . . . . . . . . . . . . .  19
         Section 2.7      Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (a)      Commitment to Issue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (b)      Letter of Credit Request Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (c)      Letter of Credit Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (d)      Funding of Drawings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (e)      Reimbursements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (f)      Reimbursement Obligations Absolute  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (g)      Issuer Responsibility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 3 - Acquisition Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 3.1      Acquisition Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 3.2      Acquisition Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 3.3      Repayment of Acquisition Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 3.4      Use of Proceeds of Acquisition Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 3.5      Acquisition Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 3.6      Termination or Reduction of Acquisition Commitments . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 4 - Interest and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 4.1      Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 4.2      Determinations of Margins and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 4.3      Payment Dates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 4.4      Default Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 4.5      Conversions and Continuations of Accounts . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 4.6      Computations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 5 - Administrative Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.1      Borrowing Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.2      Minimum Amounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.3      Certain Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.4      Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 5.5      Method of Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 5.6      Pro Rata Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         Section 5.7      Sharing of Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 5.8      Non-Receipt of Funds by the Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 5.9      Withholding Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 5.10     Withholding Tax Exemption . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 5.11     Participation Obligations Absolute; Failure to Fund
                          Participation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 6 - Yield Protection and Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 6.1      Additional Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 6.2      Limitation on Libor Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 6.3      Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 6.4      Treatment of Affected Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 6.5      Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 6.6      Capital Adequacy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 7 - Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 7.1      Initial Loan and Letter of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 7.2      Loans for Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 7.3      All Loans and Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE 8 - Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 8.1      Corporate Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 8.2      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 8.3      Corporate Action; No Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 8.4      Operation of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 8.5      Litigation and Judgments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 8.6      Rights in Properties; Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 8.7      Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 8.8      Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 8.9      Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 8.10     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 8.11     Margin Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 8.12     ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 8.13     Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 8.14     Subsidiaries; Borrower Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 8.15     Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 8.16     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 8.17     Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 8.18     Public Utility Holding Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 8.19     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 8.20     Deposit and Brokerage Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48



ARTICLE 9 - Positive Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 9.1      Reporting Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 9.2      Maintenance of Existence; Conduct of Business . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 9.3      Maintenance of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

         Section 9.4      Taxes and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 9.5      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 9.6      Inspection Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 9.7      Keeping Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 9.8      Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 9.9      Compliance with Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 9.10     Further Assurances and Collateral Matters . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 9.11     ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 9.12     Interest Rate Protection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

ARTICLE 10 - Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 10.1     Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 10.2     Limitation on Liens and Restrictions on Subsidiaries  . . . . . . . . . . . . . . . . . . .  55
         Section 10.3     Mergers, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 10.4     Restricted Junior Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 10.5     Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 10.6     Limitation on Issuance of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Section 10.7     Transactions With Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Section 10.8     Disposition of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Section 10.9     Sale and Leaseback  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Section 10.10    Lines of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

ARTICLE 11 - Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         Section 11.1     Consolidated Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         Section 11.2     Senior Debt to Adjusted EBITDA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         Section 11.3     Total Funded Debt to Adjusted EBITDA  . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         Section 11.4     Interest Coverage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         Section 11.5     Fixed Charge Coverage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         Section 11.6     Working Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Section 11.7     Capital Expenditure Limits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

ARTICLE 12 - Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Section 12.1     Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Section 12.2     Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         Section 12.3     Cash Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         Section 12.4     Performance by the Agent; Advances to Cover Debit Balances in Deposit Accounts  . . . . . .  67
         Section 12.5     Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

ARTICLE 13 - The Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         Section 13.1     Appointment, Powers and Immunities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         Section 13.2     Rights of Agent as a Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         Section 13.3     Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         Section 13.4     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         Section 13.5     Independent Credit Decisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         Section 13.6     Several Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         Section 13.7     Successor Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         Section 13.8     Agent Fee.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

ARTICLE 14 - Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         Section 14.1     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         Section 14.2     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         Section 14.3     Limitation of Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         Section 14.4     No Duty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         Section 14.5     No Fiduciary Relationship . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         Section 14.6     Equitable Relief  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         Section 14.7     No Waiver; Cumulative Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         Section 14.8     Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         Section 14.9     Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         Section 14.10    ENTIRE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         Section 14.11    Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         Section 14.12    Maximum Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         Section 14.13    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         Section 14.14    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         Section 14.15    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         Section 14.16    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         Section 14.17    Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         Section 14.18    Non-Application of Chapter 15 of Texas Credit Code  . . . . . . . . . . . . . . . . . . . .  77
         Section 14.19    Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         Section 14.20    Independence of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         Section 14.21    WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

                               INDEX TO EXHIBITS


                          Exhibit                  Description of Exhibit
                          -------                  ----------------------
                          "A"                      Revolving Note
                          "B"                      Acquisition Note
                          "C"                      Borrowing Base Report
                          "D"                      Guaranty
                          "E"                      Borrower Security Agreement
                          "F"                      Borrower Pledge Agreement
                          "G"                      Subsidiary Security Agreement
                          "H"                      Assignment and Acceptance
                          "I"                      Compliance Certificate
                          "J"                      Shareholder Pledge Agreement
                          "K"                      Voting Control Certificate
                          "L"                      Secondary Revolving Acquisition
                                                     Sublimit Certificate
                          "M"                      Sample Subordination Agreement



                               INDEX TO SCHEDULES

                          Schedule                 Description of Schedule
                          --------                 -----------------------
                          1.1(a)                   Lockbox Agreements and Accounts
                          8.5                      Existing Litigation
                          8.14                     List of Subsidiaries
                          10.1                     Debt
                          10.2                     Existing Liens
                          10.5                     Existing Investments

                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT (the "Agreement"), dated as of January 31, 1996, is among SNELLING AND SNELLING, INC., a corporation duly organized and validly existing under the laws of the State of Pennsylvania ("Borrower"), each of the banks or other lending institutions which is or which may from time to time become a signatory hereto or any successor or assignee thereof pursuant to
Section 14.8 hereof (individually, a "Bank" and, collectively, the "Banks"), and THE FIRST NATIONAL BANK OF BOSTON, individually as a Bank and as agent for itself and the other Banks (in its capacity as agent, together with its successors in such capacity, the "Agent").

                                R E C I T A L S:

         The Borrower has requested that the Banks extend credit to the Borrower in the form of a revolving credit facility and an acquisition loan facility. The Banks are willing to extend such credit to the Borrower upon the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         Section 1.1 DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

         "ACCOUNT" means either a Base Rate Account or a Libor Account.

         "ACQUISITION AVAILABILITY TERMINATION DATE" means January 31, 1998.

         "ACQUISITION COMMITMENT" means, as to any Bank and as of any date of determination, the obligation of such Bank to make advances of funds from time to time in an aggregate principal amount at any time outstanding up to but not exceeding the sum of (a) the amount set forth opposite the name of such Bank on the signature pages hereto under the heading "Acquisition Commitment" as the same may be reduced or terminated pursuant to SECTION 3.6 or SECTION 12.2 hereof MINUS (b) all Acquisition Loans made by such Bank to the date of determination. The aggregate amount of the Acquisition Commitments of all Banks equals Twenty-Five Million Dollars ($25,000,000) on the Closing Date.

         "ACQUISITION LOANS" means, as to any Bank, the advances made by such Bank pursuant to SECTION 3.1 hereof, and as to all Banks, all the advances made by the Banks pursuant to SECTION 3.1 hereof. The term "ACQUISITION LOAN" shall mean, as to any Bank, the advance made by such Bank pursuant to Section 3.1 hereof on a day to finance a Permitted Acquisition identified pursuant to
SECTION 7.2 and as to all Banks, the advances made by the Banks pursuant to
SECTION 3.1 hereof on such day to finance such Permitted Acquisition.






CREDIT AGREEMENT - Page 1

         "ACQUISITION NOTES" means the promissory notes provided for by Section
3.2 hereof and all amendments or other modifications thereof.

         "ADDITIONAL COSTS" has the meaning specified in Section 6.1 hereof.

         "ADJUSTED EBITDA" means, for any period (the "SUBJECT PERIOD"), the total of the following calculated without duplication for such period: (a) the Borrower's EBITDA; PLUS (b), on a pro forma basis, the EBITDA of each Prior Target or, as applicable, the EBITDA of a Prior Target attributable to the assets acquired from such Prior Target, for any portion of such Subject Period occurring prior to the date of the Borrower's acquisition of such Prior Target or the related assets but only to the extent such EBITDA for such Prior Target can be established based on financial statements of the Prior Target prepared in accordance with GAAP.

         "ADJUSTED LIBOR RATE" means, for any Libor Account for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Agent to be equal to the Libor Rate for such Libor Account for such Interest Period divided by 1 minus the Reserve Requirement for such Libor Account for such Interest Period.

         "ADJUSTMENT DATE" has the meaning specified in Section 4.2 hereof.

         "AFFILIATE" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Agent or any Bank be deemed an Affiliate of the Borrower or any Subsidiaries.

         "AGENCY ACCOUNT RESERVE" means Two Million Five Hundred Thousand Dollars ($2,500,000.00); PROVIDED THAT, if Agent is no longer obligated under the Agency Account Agreements which are dated the date hereof and entered into with Texas Commerce Bank National Association ("TCB") (one with Borrower and the other with APS) to transfer funds to TCB under the terms of Section 1.05 of each such agreement, then the Agency Account Reserve shall equal zero (0).

         "AGENT" has the meaning set forth in the introductory paragraph of this Agreement.

         "AGREEMENT" has the meaning set forth in the introductory paragraph of this Agreement.

         "AMORTIZATION AMOUNT" has the meaning specified in Section 3.3 hereof.

         "APPLICABLE LENDING OFFICE" means for each Bank and each Type of Account, the lending office of such Bank (or of an Affiliate of such Bank) designated for such Account below its name on the signature pages hereof or such other office of such Bank (or of an Affiliate of such





CREDIT AGREEMENT - Page 2

Bank) as such Bank may from time to time specify to the Borrower and the Agent as the office by which its Loans subject to Accounts of such Type are to be made and maintained.

         "APPLICABLE RATE" has the meaning set forth in SECTION 4.1 hereof.

         "APS" means Advance Processing Systems, Inc., a Florida corporation.

         "ARIMATHEA" means Arimathea Associates, Ltd., a Texas limited partnership.

         "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Bank and its assignee and accepted by the Agent pursuant to SECTION
14.8 hereof, in substantially the form of EXHIBIT "H" hereto.

         "BANK" has the meaning set forth in the introductory paragraph of this Agreement.

         "BASE MARGIN" has the meaning specified in SECTION 4.2 hereof.

         "BASE RATE" means, at any time, the rate of interest per annum then most recently established by the Agent as its base rate, which rate may not be the lowest rate of interest charged by the Agent to its borrowers. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect without notice to the Borrower at the time of such change in the Base Rate.

         "BASE RATE ACCOUNT" means a portion of a Loan that bears interest at a rate based upon the Base Rate.

         "BORROWER" has the meaning set forth in the introductory paragraph of this Agreement.

         "BORROWER PLEDGE AGREEMENT" means the pledge agreement between the Borrower and the Agent for the benefit of itself and the Banks, in substantially the form of EXHIBIT "F" hereto, as the same may be amended or otherwise modified.

         "BORROWER SECURITY AGREEMENT" means the security agreement between the Borrower and Agent for the benefit of itself and the Banks, in substantially the form of EXHIBIT "E" hereto, as the same may be amended or otherwise modified.

         "BORROWING BASE" means, at any time and calculated without duplication based on the report most recently delivered at such time pursuant to SECTION 9.1(d), an amount equal to the product of (a) the aggregate amount of Eligible Accounts multiplied by (b) eighty percent (80%) or, if the Agent shall have provided its prior written consent after a request from Borrower (which consent may be provided or withheld by the Agent in its sole discretion), eighty- five percent (85%).

         "BUSINESS DAY" means (a) any day excluding Saturday, Sunday and any day which either is a legal holiday under the laws of the States of Massachusetts, Georgia or Texas or is a day on which banking institutions located in any such States are closed, and (b), with respect to all borrowings, payments, Conversions, Continuations, Interest Periods, and notices in connection





CREDIT AGREEMENT - Page 3
with Loans subject to Libor Accounts, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

         "CALCULATION PERIOD" has the meaning specified in Section 4.2 hereof.

         "CAPITAL EXPENDITURES" means, for any period, all expenditures of the Borrower and its Subsidiaries which are classified as capital expenditures in accordance with GAAP including all such expenditures associated with Capital Lease Obligations but excluding, to the extent included, any such expenditures made in connection with an acquisition funded with the proceeds of Acquisition Loans.

         "CAPITAL LEASE OBLIGATIONS" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

         "CLOSING DATE" means February 1, 1996.

         "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

         "COLLATERAL" means the property in which Liens have been granted pursuant to the Borrower Security Agreement, the Borrower Pledge Agreement, the Subsidiary Security Agreements, and the Shareholder Pledge Agreements, whether such Liens are now existing or hereafter arise.

         "COMMITMENT FEE RATE" means the per annum rate determined in accordance with SECTION 4.2 hereof.

         "COMMITMENT PERCENTAGE" means, as to any Bank, the percentage equivalent of a fraction the numerator of which is the amount of the Commitments of such Bank and the denominator of which is the aggregate amount of the Commitments of all of the Banks.

         "COMMITMENTS" means, as to each Bank, such Bank's Revolving Commitment and Acquisition Commitment.

         "COMPLIANCE CERTIFICATE" means a certificate in substantially the form of Exhibit "I" hereto, properly completed and executed by the president or treasurer of the Borrower.

         "CONCENTRATION ACCOUNT" shall mean a deposit account established at the Agent by the Borrower and controlled by the Agent for the benefit of the Banks in which all funds received through the Lockbox Accounts shall be deposited except for accounts representing payment of promotional fund contributions by Franchisees as specified in the Borrower Security Agreement or the Subsidiary Security Agreements.





CREDIT AGREEMENT - Page 4

         "CONTINUE", "CONTINUATION", and "CONTINUED" shall refer to the continuation pursuant to SECTION 4.5 or ARTICLE 6 hereof of a Libor Account as a Libor Account from one Interest Period to the next Interest Period.

         "CONVERT", "CONVERSION", and "CONVERTED" shall refer to a conversion pursuant to SECTION 4.5 or ARTICLE 6 hereof of one Type of Account into the other Type of Account.

         "DEBT" means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money, including, without limitation, any notes payable to the seller in connection with any acquisition, the Revolving Loans and the Acquisition Loans; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established; (d) all Capital Lease Obligations of such Person; (e) all Debt or other obligations of others Guaranteed by such Person; (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments (including those outstanding with respect to Letters of Credit); and (h) all liabilities of such Person in respect of unfunded vested benefits under any Plan. The term "Debt" shall not include any amounts owed as deferred compensation to officers and employees of a Person.

         "DEFAULT" means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

         "DEFAULT RATE" means, in respect of any principal of any Loan, any Reimbursement Obligation, or any other amount payable by the Borrower under any Loan Document which is not paid when due (whether at stated maturity, by acceleration, or otherwise), a rate per annum during the period commencing on the due date until such amount is paid in full equal to the sum of two percent (2%) plus the Applicable Rate for Base Rate Accounts under the Revolving Loans as in effect from time to time (provided, that if such amount in default is principal of a Loan subject to a Libor Account and the due date is a day other than the last day of an Interest Period therefor, the "Default Rate" for such principal shall be, for the period from and including the due date and to but excluding the last day of the Interest Period therefor, two percent (2%) plus the interest rate for such Loan for such Interest Period as provided in SECTION
4.1 hereof, and, thereafter, the rate provided for above in this definition).

         "DISBURSEMENT ACCOUNT" means the controlled disbursement account of Borrower maintained on the date hereof with Texas Commerce Bank National Association and any account opened by Borrower in replacement thereof with Agent or any financial institution who has executed an agreement in form and substance satisfactory to the Agent pursuant to which such institution recognizes the Agent's Lien in such account and agrees to transfer the collected balances therein to the Agent upon its request after an Event of Default.





CREDIT AGREEMENT - Page 5

         "DOLLARS" and "$" mean lawful money of the United States of America.

         "EBITDA" means, for any period and any Person, the total of the following each calculated without duplication for such Person on a consolidated basis for such period: (a) Net Income; plus (b) any provision for (or less any benefit from) income or franchise taxes included in determining Net Income; plus (c) Net Interest Expense deducted in determining Net Income; plus (d) amortization and depreciation expense deducted in determining Net Income; plus
(e) other noncash charges deducted in determining consolidated net income and not already deducted in accordance with clauses (b) and (c) of the definition of Net Income.

         "ELIGIBLE ACCOUNT" means an account of the Borrower or Granting Subsidiary created from the performance of services or the sale of goods by Borrower or the applicable Granting Subsidiary in the ordinary course of business, including, without limitation or in addition the following: (a) any override commission, franchising fees or licensing fees payable to the Borrower or a Granting Subsidiary in the ordinary course of business by a Franchisee or
(b) amounts owed to Borrower or any Granting Subsidiary in the ordinary course of business for (i) labor performed by temporary workers provided by Franchisees who have entered into a Paybill Arrangement, (ii) temp to hire placement fees, and (iii) career placement fees (any one of the foregoing herein a "Receivable") that satisfies the following conditions:

                 (i) The Receivable complies with all applicable laws, rules, and regulations, including, without limitation, usury laws;

                 (ii) The Receivable has not been outstanding for more than sixty (60) days past the original date of invoice;

                 (iii) The Receivable arises from an enforceable contract and the Borrower or applicable Granting Subsidiary is not in default of the terms thereof;

                 (iv) the services or goods reflected on the applicable invoice have been completely performed or delivered, as applicable, by the Borrower, the applicable Granting Subsidiary, or the Franchisee and the amounts reflected thereon are otherwise properly billable (therefore, without limiting the foregoing, the Receivable does not arise from contract work performed on jobs for which PMC is contractually prohibited from billing the customer until such entire job is completed);

                 (v) The Borrower or the applicable Granting Subsidiary has good and indefeasible title to the Receivable and the Receivable is not subject to any Lien except Liens in favor of the Agent;

                 (vi) The Receivable is subject to a first priority, perfected Lien in favor of the Agent and is payable to a Lockbox Account covered by an agreement of the type described in SECTION 7.1(p) of this Agreement;

                 (vii) The account debtor or other obligor thereunder is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated,





CREDIT AGREEMENT - Page 6
         terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs;

                 (viii) The Receivable is not evidenced by chattel paper or an instrument;

                 (ix) The Borrower's, the applicable Granting Subsidiary's, or the applicable Franchisee's performance of the contract to which the Receivable relates is not assured by a performance, completion, or other bond;

                 (x) The Receivable is not owed by an Affiliate of the Borrower or the applicable Granting Subsidiary or a director, officer, agent, stockholder or employee of Borrower or the applicable Granting Subsidiary or by Borrower to a Granting Subsidiary or by a Granting Subsidiary to Borrower or by one Granting Subsidiary to another;

                 (xi) The Receivable is payable in Dollars by the account debtor or other obligor thereunder;

                 (xii) The account debtor or other Person obligated on such Receivable is domiciled in the United States of America or, if not so domiciled, the Receivable is backed by a satisfactory letter of credit that is issued or confirmed by a bank located in the United States of America that is acceptable to the Agent;

                 (xiii) Not more than twenty-five percent (25%) of the aggregate amount of the Receivables owed by the account debtor or other Person obligated thereon and its Affiliates to the Borrower and the Granting Subsidiaries, on an aggregate basis, are more than sixty
         (60)  days past due from the dates of their original invoices;

                 (xiv) The account debtor or other Person obligated thereon is not the United States of America or any department, agency, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended, shall have been complied with;

                 (xv) The Receivable does not constitute sums due for cooperative advertising fees or promotion fund contributions billed to or due from Franchisees; and

                 (xvi) The Receivable is not an Excluded Account. The term "Excluded Account" means a Receivable that has been identified by the Agent (by a notice to the Borrower) as being unacceptable for inclusion in the Borrowing Base because the Agent has determined that the account debtor or other Person obligated on such Receivable is not creditworthy or that the Agent might not otherwise be able to receive the full amount of the Receivable within a reasonable period of time and at a reasonable cost of collection if it sought to realize on its security interest therein, such determination to be made in the Agent's judgment, in good faith and based on information which, in its reasonable judgment, supports such determination.

The amount of the Eligible Accounts owed by an account debtor or other Person to the Borrower or the applicable Granting Subsidiary shall be reduced by the amount of all "contra accounts" and other obligations owed by the Borrower or the applicable Granting Subsidiary to such





CREDIT AGREEMENT - Page 7
account debtor or other Person, including without limitation, amounts owed as rebates to Franchisees who have not entered into Paybill Arrangements. The amount of the Eligible Accounts owed by an account debtor or other Person shall be reduced by the amount thereof which is subject to any setoff, counterclaim, defense, dispute, recoupment or other adjustment. The portion of any Receivable constituting retainage that has been withheld by the account debtor or other obligor shall not constitute an Eligible Account. If the aggregate amount of the Receivables due from a single account debtor or other Person obligated thereon exceeds an aggregate amount equal to ten percent (10%) of the aggregate of all Receivables at the time of determination, the amount of the excess shall be subtracted from all Eligible Accounts.

         "ENVIRONMENTAL LAWS" means any and all federal, state, and local laws, regulations, and requirements pertaining to health, safety, or the environment, as such laws, regulations, and requirements may be amended or supplemented from time to time.

         "ENVIRONMENTAL LIABILITIES" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses, (including, without limitation, all fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

         "ERISA AFFILIATE" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

         "EVENT OF DEFAULT" has the meaning specified in SECTION 12.1 hereof.

         "EXCESS CASH FLOW" means, for any period, the total of the following, each calculated without duplication for the Borrower and the Subsidiaries on a consolidated basis for such period: (a) EBITDA; LESS (b) cash income or franchise taxes paid; LESS (c) Capital Expenditures not financed with Debt permitted by SECTION 10.1(f); LESS (d) scheduled amortization of Debt actually paid; less (e) cash interest expense paid; PLUS (f) any extraordinary or nonrecurring cash gains, other cash gains attributable to asset dispositions and noncash losses or charges which were excluded in determining Net Income; LESS (g) any extraordinary cash losses, any nonrecurring cash losses, or other cash losses attributable to asset dispositions and other cash charges which were excluded in determining Net Income; LESS (h), to the extent otherwise included in EBITDA, the cash proceeds from the sale of the stock or assets of PMC.

         "EXCESS CASH PERIOD" has the meaning set forth in Section 2.4 hereof.





CREDIT AGREEMENT - Page 8

         "FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published on such next succeeding Business Day, the Federal Funds Rate for any day shall be the average rate charged to the Agent on such day on such transactions as determined by the Agent.

         "FIRST AMORTIZATION DATE" has the meaning set forth in Section 3.3 hereof.

         "FISCAL QUARTERS" means the three (3)-month periods falling in each Fiscal Year ending March 31, June 30, September 30, and December 31.

         "FISCAL YEAR" means a twelve (12) month period ending December 31.

         "FRANCHISEE" means any Person who has entered into a franchise agreement with the Borrower in a form typically utilized by the Borrower in the ordinary course of its business and which is in effect on the date in question.

         "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

         "GENERAL PARTNER" means Nehemiah, Inc., a Texas corporation and general partner of Arimathea.

         "GOVERNMENTAL AUTHORITY" means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

         "GRANTING SUBSIDIARY" means any Subsidiary that is not an Insignificant Subsidiary including, without limitation, APS and PMC.

         "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for





CREDIT AGREEMENT - Page 9
the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "GUARANTY" means the guaranty of a Granting Subsidiary in favor of the Agent and the Banks, in substantially the form of EXHIBIT "D" hereto, as the same may be amended or otherwise modified from time to time.

         "HAZARDOUS MATERIAL" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law.

         "INSIGNIFICANT SUBSIDIARY" means any Subsidiary whose (a) net worth (calculated in accordance with GAAP) at the time of determination does not exceed One Hundred Fifty Thousand Dollars ($150,000) and (b) total assets (determined in accordance with GAAP) does not exceed an amount equal to one percent (1%) of the total assets of the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP.

         "INTEREST PERIOD" means with respect to any Libor Accounts, each period commencing on the date such Account is established or Converted from a Base Rate Account or the last day of the next preceding Interest Period with respect to such Libor Account, and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select as provided in SECTION 4.5 or 5.1 hereof, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (b) any Interest Period which would otherwise extend beyond the Termination Date shall end on the Termination Date; (c) no more than sixteen
(16) Interest Periods shall be in effect at the same time; (d) no Interest Period for any Libor Account shall have a duration of less than one (1) month and, if the Interest Period would otherwise be a shorter period, the related Libor Account shall not be available hereunder; and (e) no Interest Period in respect of an Acquisition Loan may extend beyond a principal repayment date thereof unless, after giving effect thereto, the aggregate principal amount of such Acquisition Loan subject to Libor Accounts having Interest Periods that end after such principal payment date shall be equal to or less than the aggregate principal amount of such Acquisition Loan to be outstanding hereunder after such principal payment date.

         "INTERIM INSTALLMENT AMOUNT" has the meaning set forth in SECTION 3.3 hereof.

         "LETTER OF CREDIT LIABILITIES" means, at any time, the aggregate face amounts of all outstanding Letters of Credit and all unreimbursed drawings under Letters of Credit.





CREDIT AGREEMENT - Page 10

         "LETTERS OF CREDIT" has the meaning specified in SECTION 2.7(a) hereof.

         "LIBOR ACCOUNT" means a portion of a Loan that bears interest at a rate based upon the Adjusted Libor Rate.

         "LIBOR RATE" means, for any Libor Account for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) offered to the Agent at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Business Days prior to the first day of such Interest Period by leading banks in the London interbank market of Dollar deposits in immediately available funds having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Libor Account applicable to the Agent to which such Interest Period relates.
If the Agent is not participating in a Libor Account during any Interest Period therefor (pursuant to SECTION 6.4 hereof or for any other reason), the Adjusted Libor Rate for such Account for such Interest Period shall be determined by reference to the amount of the Accounts which the Agent would have made had it been participating in such Account.

         "LIBOR RATE MARGIN" has the meaning specified in SECTION 4.2 hereof.

         "LIEN" means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

         "LOANS" means Revolving Loans or Acquisition Loans.

         "LOAN DOCUMENTS" means this Agreement, the Notes, the Borrower Security Agreement, the Borrower Pledge Agreement, the Guaranties, the Subsidiary Security Agreements, the Shareholder Pledge Agreements, and all other promissory notes, security agreements, deeds of trust, assignments, guaranties, letters of credit, and other instruments, agreements and other documentation executed and delivered pursuant to or in connection with this Agreement, as such instruments, agreements and other documentation may be amended or otherwise modified.

         "LOCKBOX ACCOUNTS" shall mean the lockbox accounts described on
SCHEDULE 1.1(a) attached hereto and any other accounts established pursuant to the Lockbox Agreements in which all funds received pursuant to the Lockbox Agreements shall be deposited.

         "LOCKBOX AGREEMENTS" shall mean the lockbox or other agreements described on Schedule 1.1(a) attached hereto and any lockbox or other agreement entered into by the Borrower or a Granting Subsidiary, with the Agent, any Bank or any other depository institution acceptable to the Agent, pursuant to which a lockbox and deposit account shall be established for the Borrower or a Granting Subsidiary into which payments on the Borrower's or such Granting Subsidiary's accounts or other Collateral shall be sent and deposited (except accounts representing payment of promotional fund contributions by Franchisees as specified in the Borrower Security Agreement or the applicable Subsidiary Security Agreement), each in form and substance satisfactory to the Agent, as the same may be amended or otherwise modified.





CREDIT AGREEMENT - Page 11

         "MATERIAL ADVERSE EFFECT" means (a) a material adverse effect on the business, condition (financial or otherwise), operations, or properties of the Borrower and the Subsidiaries taken as a whole; or (b) a material adverse effect on the validity, perfection, priority or ability of the Agent to enforce the Agent's Lien on the Collateral or of the ability of the Agent or any Bank to enforce a material provision of the Loan Documents. In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.

         "MATURITY DATE" has the meaning set forth in SECTION 3.3 hereof.

         "MAXIMUM RATE" means, at any time and with respect to any Bank, the maximum rate of nonusurious interest under applicable law that such Bank may charge the Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged or received in connection with the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to the Borrower at the time of such change in the Maximum Rate. For purposes of determining the Maximum Rate under Texas law, the applicable rate ceiling shall be the indicated rate ceiling described in, and computed in accordance with, Article 5069-1.04, Vernon's Texas Civil Statutes.

         "MONTHLY PAYMENT DATE" means the first day of each month, the first of which shall be March 1, 1996.

         "MULTIEMPLOYER PLAN" means a multiemployer plan defined as such in
Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

         "NET INCOME" means, for any period and any Person, such Person's consolidated net income (or loss), but excluding: (a) the income of any other Person (other than its subsidiaries) in which such Person or any of it subsidiaries has an ownership interest, unless received by such Person or its subsidiary in a cash distribution; (b) any after-tax gains or losses attributable to asset disposition; (c) to the extent not included in clauses
(a) and (b) above, any after-tax extraordinary, non-cash or nonrecurring gains or losses; and (d) non-cash or nonrecurring charges due to changes in accounting principles required by GAAP.

         "NET INTEREST EXPENSE" means, for any period and any Person, the total of the following for such Person calculated on a consolidated basis for such period: (a) interest expense minus (b) interest income.

         "NOTES" means the Revolving Notes and the Acquisition Notes.

         "OBLIGATED PARTY" means the Granting Subsidiaries, Shareholders, or any other Person (exclusive of the Borrower) who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations or any part thereof.





CREDIT AGREEMENT - Page 12

         "OBLIGATION" means all obligations, indebtedness, and liabilities of the Borrower to the Agent and the Banks, or any of them, arising pursuant to any of the Loan Documents, pursuant to any interest rate swap, interest rate caps, interest rate collars or other similar agreements entered into with the Borrower or any Subsidiary enabling it to fix or limit its interest expense or pursuant to any foreign exchange, currency hedging, commodity hedging or other agreement entered into with the Borrower or any Subsidiary enabling it to limit the market risk of holding currency or a commodity in either the cash or futures markets, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower to repay the Loans, the Reimbursement Obligations, interest on the Loans and Reimbursement Obligations, and all fees, costs, and expenses (including attorneys' fees) provided for in the Loan Documents or such agreements enabling Borrower to fix or limit its interest expense.

         "OUTSTANDING REVOLVING CREDIT" means, at any time of determination, the sum of (a) the aggregate amount of Revolving Loans then outstanding; plus
(b) the aggregate amount of Letter of Credit Liabilities (or when calculated with respect to a Bank, including the Agent as a Bank, such Bank's participation or other interest in such Letter of Credit Liabilities).

         "PAYBILL ARRANGEMENT" means the agreement between the Borrower or a Granting Subsidiary and a Franchisee pursuant to which the Franchisee has agreed (a) to permit Borrower or a Granting Subsidiary to perform all invoicing, collection, and payroll services for the Franchisee and (b) that legal title to all accounts arising from services performed by the Franchisee are held by Borrower or a Granting Subsidiary.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

         "PERMITTED ACQUISITIONS" shall mean acquisitions of a Person or all or substantially all of (a) such Person's assets or (b) the assets of a division or branch of such Person, in each case, in a transaction that satisfies all the applicable criteria set out in SUBSECTION 7.2(b) AND (c) hereof.

         "PERMITTED STOCK REPURCHASE" means a repurchase by Borrower of its common stock in a transaction permitted by Section 10.4 (iii).

         "PERSON" means any individual, corporation, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.

         "PLAN" means any employee benefit plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

         "PMC" means Plant Maintenance, Inc. of California, a California corporation.

         "PREVIOUS SENIOR DEBT" means all the obligations, indebtedness and liability of the Borrower and its Subsidiaries arising under or pursuant to (a) that certain Credit Agreement dated January 12, 1994 among the Borrower, PMC, APS and Texas Commerce Bank National Association, as the same has been amended by a First Amendment to Credit Agreement dated October 31, 1994 and by a Second Amendment to Credit Agreement dated October 31, 1995 and





CREDIT AGREEMENT - Page 13

(b) any of the documentation executed in connection with the credit agreement described in clause (a) above, including, without limitation, all such documentation relating to any interest rate swap, cap, or collar agreement or other agreements enabling the Borrower to fix or limit its interest expense.

         "PRIMARY REVOLVING ACQUISITION SUBLIMIT" has the meaning specified in
Section 2.4 hereof.

         "PRINCIPAL OFFICE" means the principal office of the Agent, located at 100 Federal Street, Boston, Massachusetts 02110.

         "PRIOR TARGET" means all Targets acquired or whose assets have been acquired in a Permitted Acquisition.

         "PROHIBITED TRANSACTION" means any transaction set forth in Section 406 or 407 of ERISA or Section 4975(c)(1) of the Code for which there does not exist a statutory or administrative exemption.

         "PURCHASE AGREEMENT" has the meaning specified in SUBSECTION 7.2(a) hereof.

         "PURCHASE PRICE" means, as of any date of determination and with respect to a proposed acquisition, the purchase price to be paid for the Target or its assets, including all cash consideration paid (whether classified as purchase price, noncompete payments or otherwise) and the Dollar value of all other assets to be transferred by the purchaser in connection with such acquisition to the seller (including any stock issued to the seller) all valued in accordance with the applicable Purchase Agreement.

         "QUARTERLY PAYMENT DATE" means the first day of January, April, July and October of each year, the first of which shall be the first such day after the date of this Agreement.

         "RECEIVABLE" has the meaning specified in the definition of Eligible Accounts.

         "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

         "REGULATORY CHANGE" means, with respect to any Bank, any change after the date of this Agreement in United States federal, state, or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives, or requests applying to a class of banks including such Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         "REIMBURSEMENT OBLIGATION" means the obligation of the Borrower to reimburse the Agent for any demand for payment or drawing under a Letter of Credit.

         "RELEASE" means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into





CREDIT AGREEMENT - Page 14
the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property in violation of Environmental Laws.

         "REMEDIAL ACTION" means all actions required to (a) cleanup, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

         "REQUIRED BANKS" means Banks having (a) sixty-six and two-thirds percent (66 2/3%) or more of the Commitments or (b) if the Acquisition Commitments have terminated or have otherwise been fulfilled, sixty-six and two-thirds percent (66 2/3%) or more of the Revolving Commitments and the aggregate outstanding principal amount of the Acquisition Loans or (c) if all Commitments have terminated, sixty-six and two-thirds percent (66 2/3%) or more of the outstanding principal amount of the Loans and participations in the Letters of Credit.

         "REPORTABLE EVENT" means any of the events set forth in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by the PBGC.

         "RESERVE REQUIREMENT" means, for any Libor Account for any Interest Period therefor, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency Liabilities" as such term is used in Regulation D. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against any category of liabilities which includes deposits by reference to which the Adjusted Libor Rate is to be determined or any category of extensions of credit or other assets which include Libor Accounts.

         "REVOLVING COMMITMENT" means, as to each Bank, the obligation of such Bank to make advances of funds and purchase participation interests in (or with respect to the Agent as a Bank, hold other interests in) Letters of Credit in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Bank on the signature pages hereto under the heading "Revolving Commitment", as the same may be reduced or terminated pursuant to SECTION 2.6 or SECTION 12.2 hereof. The aggregate amount of the Revolving Commitments of all Banks equals Fifteen Million Dollars ($15,000,000).

         "REVOLVING ACQUISITION SUBLIMITS" means the Primary Revolving Acquisition Sublimit and the Secondary Revolving Acquisition Sublimit.

         "REVOLVING LOANS" means, as to any Bank, the advances made by such Bank pursuant to SECTION 2.1 hereof.





CREDIT AGREEMENT - Page 15

         "REVOLVING NOTES" means the promissory notes provided for by SECTION
2.2 hereof and all amendments or other modifications thereof.

         "SECONDARY REVOLVING ACQUISITION SUBLIMIT" has the meaning specified in SECTION 2.4 hereof.

         "SENIOR DEBT" means, at any time, the sum of: (a) the Outstanding Revolving Credit and (b) the Acquisition Loans.

         "SHAREHOLDER" means Robert O. Snelling, Sr., Anne E. Snelling, Arimathea and any Person who acquires shares of capital stock of Borrower from Robert O. Snelling, Sr., Anne E. Snelling or Arimathea in a transaction permitted by SECTION 3.3 (a) of the applicable Shareholder Pledge Agreement.

         "SHAREHOLDER PLEDGE AGREEMENT" means the pledge agreement between a Shareholder and the Agent for the benefit of itself and the Banks, in the form of EXHIBIT "J" hereto, as the same may be amended or otherwise modified.

         "SUBSIDIARY" means any corporation (or other entity) of which at least a majority of the outstanding shares of stock (or other ownership interests) having by the terms thereof ordinary voting power to elect a majority of the board of directors (or similar governing body) of such corporation (or other entity) (irrespective of whether or not at the time stock (or other ownership interests) of any other class or classes of such corporation (or other entity) shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of the Subsidiaries or by the Borrower and one or more of the Subsidiaries.

         "SUBSIDIARY SECURITY AGREEMENTS" means the security agreement between a Granting Subsidiary and the Agent for the benefit of itself and the Banks, in substantially the form of EXHIBIT "G" hereto, as the same may be amended or otherwise modified.

         "TARGET" has the meaning specified in SECTION 7.2 hereto.

         "TERMINATION DATE" means January 31, 2001, or such earlier date on which the Commitments terminate as provided in this Agreement.

         "TOTAL FUNDED DEBT" means, at the time of determination, the sum of all the Debt of Borrower and the Subsidiaries determined on a consolidated basis.

         "TOTAL FUNDED DEBT TO ADJUSTED EBITDA RATIO" means the ratio calculated in accordance with Section 11.3 hereof.

         "TYPE" means either type of Account (i.e., either a Base Rate Account or Libor Account).

         "UCC" means the Uniform Commercial Code as in effect in the State of Texas.





CREDIT AGREEMENT - Page 16

         "VOTING CONTROL CERTIFICATE" means a certificate in substantially the form of EXHIBIT "K" hereto.

         Section 1.2 OTHER DEFINITIONAL PROVISIONS. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

         Section 1.3 ACCOUNTING TERMS AND DETERMINATIONS. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Agent and the Banks hereunder shall be prepared, in accordance with GAAP, on a basis consistent with those used in the preparation of the financial statements referred to in SECTION 8.2 hereof. All calculations made for the purposes of determining compliance with the provisions of this Agreement shall be made by application of GAAP, on a basis consistent with those used in the preparation of the financial statements referred to in SECTION 8.2 hereof. To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, the Borrower will not change the manner in which either the last day of its Fiscal Year or the last days of the first three Fiscal Quarters of its Fiscal Years is calculated. In the event any changes in accounting principles required by GAAP or recommended by Borrower's certified public accountants and implemented by Borrower occur and such changes result in a change in the method of the calculation of financial covenants, standards or terms under this Agreement, then the Borrower, the Agent and the Banks agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such changes with the desired result that the criteria for evaluating such covenants, standards or terms shall be the same after such changes as if such changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Agent, the Borrower and the Banks, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such changes had not occurred.

         Section 1.4 TIME OF DAY. Unless otherwise indicated, all references in this Agreement to times of day shall be references to Boston, Massachusetts time.

                                   ARTICLE 2

                           REVOLVING CREDIT FACILITY

         Section 2.1 REVOLVING COMMITMENTS. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make Revolving Loans to the Borrower from time to time from and including the Closing Date to but excluding the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of such Bank's Revolving Commitment as then in effect; PROVIDED, HOWEVER, (a) the Outstanding Revolving Credit applicable to a Bank (including the Agent as a Bank) shall not at any time exceed such Bank's Revolving Commitment and (b) the Outstanding Revolving Credit shall not at any time





CREDIT AGREEMENT - Page 17
exceed the lesser of (i) the aggregate Revolving Commitments or (ii) the sum of the Borrowing Base minus the Agency Account Reserve. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, prepay, and reborrow hereunder the amount of the Revolving Commitments and may establish Base Rate Accounts and Libor Accounts thereunder and, until the Termination Date, the Borrower may Continue Libor Accounts established under the Revolving Loans or Convert Accounts established under the Revolving Loans of one Type into Accounts of the other Type. Accounts of each Type under the Revolving Loan made by each Bank shall be established and maintained at such Bank's Applicable Lending Office for Revolving Loans of such Type.

         Section 2.2 NOTES. The Revolving Loans made by a Bank shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit "A" hereto, dated the date hereof, payable to the order of such Bank in a principal amount equal to its Revolving Commitment as originally in effect and otherwise duly completed.

         Section 2.3 REPAYMENT OF REVOLVING LOANS. The Borrower shall pay to the Agent, for the account of the Banks, the outstanding principal amount of all of the Revolving Loans on the Termination Date.

         Section 2.4 USE OF PROCEEDS. The proceeds of the Revolving Loans shall be used by the Borrower to repay the Previous Senior Debt, to finance the Borrower's and the Granting Subsidiaries' working capital and capital expenditure requirements in the ordinary course of business, including, without limitation, the satisfaction of Reimbursement Obligations in accordance with SUBSECTION 2.7(b) hereof, and for other general corporate purposes; PROVIDED, HOWEVER, the Borrower's use of proceeds of the Revolving Loans to finance Permitted Acquisitions shall be subject to the following limitations:

                 (a) the aggregate amount of the Revolving Loans outstanding at any time which were utilized to finance Permitted Acquisitions and which were not advanced under the Secondary Revolving Acquisition Sublimit shall not exceed the Primary Revolving Acquisition Sublimit;

                 (b) no Revolving Loans shall be made to finance Permitted Acquisitions pursuant to the Primary Revolving Acquisition Sublimit after the Acquisition Availability Termination Date; and

                 (c) the aggregate cumulative amount of Revolving Loans utilized to finance Permitted Acquisitions which were not advanced under the Primary Revolving Acquisition Sublimit shall not exceed the Secondary Revolving Acquisition Sublimit.

         The term "PRIMARY REVOLVING ACQUISITION SUBLIMIT" means, at any time of determination, Five Million Dollars ($5,000,000) and the term "SECONDARY REVOLVING ACQUISITION SUBLIMIT" means, on any date of determination, the sum of:

                 (i) the sum of the following calculated for the Excess Cash Period in existence at the date of determination:





CREDIT AGREEMENT - Page 18

                          (A) Twenty-Five Percent (25%) of the sum of (1) the Borrower's Excess Cash Flow as such Excess Cash Flow has then most recently been calculated for purposes of SUBSECTION 5.4(a)(ii) hereof as of the date of determination, beginning with the initial calculation thereof for the payment due May 15, 1997, MINUS (2) all optional prepayments of the Acquisition Loans made in the prior Excess Cash Period; MINUS

                          (B) the aggregate amount of all Revolving Loans made under the Secondary Revolving Acquisition Sublimit during such Excess Cash Period which were designated as "Excess Cash Advances" in accordance with SECTION 5.3 hereof (for purposes of this clause (i), the term "EXCESS CASH PERIOD" means a period from May 15 of one year through May 15 of the next); PLUS

                 (ii) the sum of (A) the net cash proceeds received by Borrower or PMC from the sale of the assets or stock of PMC on or prior to such date of determination which were utilized to reduce the outstanding Revolving Loans at the time of such sale, MINUS (B) the aggregate amount of all Revolving Loans made under the Secondary Revolving Acquisition Sublimit which were designated as "PMC Proceed Advances" in accordance with SECTION 5.3 hereof to the date of determination.

Borrower may borrow Revolving Loans under the Primary Revolving Acquisition Sublimit, repay such Revolving Loans either directly or through a refinancing under the Acquisition Commitment and reborrow thereunder; provided that Borrower may not reborrow thereunder to finance Permitted Acquisitions after the Acquisition Availability Termination Date.

         Section 2.5 REVOLVING COMMITMENT FEE. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee on the daily average unused amount of such Bank's Revolving Commitment for the period from and including the Closing Date to and including the Termination Date, at a rate equal to the Commitment Fee Rate as determined in accordance with subsection 4.2(b) hereof. Accrued commitment fees under this Section 2.5 shall be payable in arrears on each Quarterly Payment Date and on the Termination Date.

         Section 2.6 TERMINATION OR REDUCTION OF REVOLVING COMMITMENTS. The Borrower shall have the right to terminate fully or to reduce in part the unused portion of the Revolving Commitments at any time and from time to time, PROVIDED that: (a) the Borrower shall give the Agent at least three (3) Business Days notice of each such termination or reduction as provided in
SECTION 5.3 hereof; and (b) each partial reduction shall be in an aggregate amount at least equal to One Million Dollars ($1,000,000) or a greater multiple of One Hundred Thousand Dollars ($100,000). The Revolving Commitments may not be reinstated after they have been terminated or reduced.

         Section 2.7      LETTERS OF CREDIT.

                 (a) COMMITMENT TO ISSUE. The Borrower may utilize the Revolving Commitments by requesting that the Agent issue, and the Agent, subject to the terms and conditions of this Agreement, shall issue, letters of credit for Borrower's or one of its Subsidiaries' account (such letters of credit being hereinafter referred to as the "LETTERS





CREDIT AGREEMENT - Page 19

         OF CREDIT"); PROVIDED, HOWEVER, (i) the aggregate amount of outstanding Letter of Credit Liabilities shall not at any time exceed Seven Million Five Hundred Thousand Dollars ($7,500,000); (ii) the Outstanding Revolving Credit shall not at any time exceed the lesser of
         (A) the aggregate Revolving Commitments or (B) the sum of the Borrowing Base minus the Agency Account Reserve; and (iii) the Outstanding Revolving Credit applicable to a Bank shall not at any time exceed such Bank's Revolving Commitment. Upon the date of issue of a Letter of Credit, the Agent shall be deemed, without further action by any party hereto, to have sold to each other Bank, and each other Bank shall be deemed, without further action by any party hereto, to have purchased from the Agent a participation to the extent of such Bank's Commitment Percentage in such Letter of Credit and the related Letter of Credit Liabilities.

                 (b) LETTER OF CREDIT REQUEST PROCEDURE. Except for Letters of Credit issued on the Closing Date, the Borrower shall give the Agent at least three (3) Business Days irrevocable prior notice (effective upon receipt) specifying the date of each Letter of Credit and the nature of the transactions to be supported thereby. Upon receipt of such notice the Agent shall promptly notify each other Bank of the contents thereof and of such Bank's Commitment Percentage of the amount of the proposed Letter of Credit. Each Letter of Credit shall have an expiration date that does not extend beyond a date which is thirty (30) days prior to the Termination Date, shall be payable in Dollars, must support a transaction entered into in the ordinary course of the Borrower's business, must be satisfactory in form and substance to the Agent, and shall be issued pursuant to such documentation as the Agent may require, including, without limitation, the Agent's standard form letter of credit request and reimbursement agreement; PROVIDED, that, in the event of any conflict between the terms of such agreement and the other Loan Documents, the terms of the other Loan Documents shall control.

                 (c) LETTER OF CREDIT FEES. The Borrower will pay to the Agent for the account of each Bank a letter of credit fee on such Bank's Commitment Percentage of the amount available for drawings under each Letter of Credit, such letter of credit fee (i) to be paid annually in advance on the date of the issuance of the Letter of Credit and on each anniversary of the date of its issuance thereafter until the date of expiration or termination thereof (each such date herein a "PAYMENT DATE") and (ii) to be calculated for the period from and including one Payment Date to and excluding the next at a rate equal to one and one half percent (1.50%) per annum. After receiving any payment of any letter of credit fees under this clause (c), the Agent will promptly pay to each Bank the letter of credit fees then due such Bank. With respect to each Letter of Credit, the Borrower will also pay to the Agent for its account only and on each Payment Date applicable to a Letter of Credit, a fronting fee per annum equal to one-eighth of one percent (0.125%) of the maximum amount available to be drawn under the Letter of Credit. The Borrower will also pay to the Agent, for its account only, all customary fees for amendments to and processing of the Letters of Credit.

                 (d) FUNDING OF DRAWINGS. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment or other drawing under such Letter of Credit, the Agent shall promptly notify the Borrower and each Bank as to the amount to be paid as a result of such demand or drawing and the respective payment date. Not later than





CREDIT AGREEMENT - Page 20

         11:00 a.m. on the applicable payment date, each Bank will make available to the Agent, at the Principal Office, in immediately available funds, an amount equal to such Bank's Commitment Percentage of the amount to be paid as a result of such demand or drawing even if the conditions to a Loan under Article 7 hereof have not been satisfied

                 (e) REIMBURSEMENTS. The Borrower shall be irrevocably and unconditionally obligated to immediately reimburse the Agent for any amounts paid by the Agent upon any demand for payment or drawing under any Letter of Credit, without presentment, demand, protest, or other formalities of any kind. All payments on the Reimbursement Obligations shall be made to the Agent at the Principal Office for the account of the Agent in Dollars and in immediately available funds, without setoff, deduction or counterclaim not later than 3:00 pm. on the date of the corresponding payment under the Letter of Credit by the Agent; provided, that Agent has provided notice to Borrower prior to 12:00 noon on such day that such payment is due. In the event such notice is received after 12:00 noon on a Business Day, such payment shall be due not later than 3:00 p.m. on the next succeeding Business Day. Subject to the other terms and conditions of this Agreement, such reimbursement may be made by Borrower requesting a Revolving Loan in accordance with SECTION 5.1 hereof the proceeds of which shall be credited against the Borrower's Reimbursement Obligations. The Agent will pay to each Bank such Bank's Commitment Percentage of all amounts received from the Borrower for application in payment, in whole or in part, to the Reimbursement Obligation in respect of any Letter of Credit, but only to the extent such Bank has made payment to the Agent in respect of such Letter of Credit pursuant to clause (d) of this
         SECTION 2.7.

                 (f) REIMBURSEMENT OBLIGATIONS ABSOLUTE. The Reimbursement Obligations of the Borrower under this Agreement shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever and the Borrower hereby waives any defense to the payment of the Reimbursement Obligations based on any circumstance whatsoever, including without limitation, in either case, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit or any other Loan Document; (ii) any amendment or waiver of or any consent to departure from any Loan Document; (iii) the existence of any claim, set-off, counterclaim, defense or other rights which the Borrower, any Obligated Party, or any other Person may have at any time against any beneficiary of any Letter of Credit, the Agent, any Bank, or any other Person, whether in connection with any Loan Document or any unrelated transaction; (iv) any statement, draft, or other documentation presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) payment by the Agent under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or (vi) any other circumstance whatsoever, whether or not similar to any of the foregoing; PROVIDED that Reimbursement Obligations with respect to a Letter of Credit may be subject to avoidance by the Borrower if the Borrower proves in a final nonappealable judgment that it was damaged and that such damage arose directly from the Agent's willful misconduct or gross negligence in determining whether the documentation presented under the Letter of Credit in question complied with the terms thereof.





CREDIT AGREEMENT - Page 21

                 (g) ISSUER RESPONSIBILITY. The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Agent, any Bank nor any of their respective officers or directors shall have any responsibility or liability to the Borrower or any other Person for: (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by the Agent; (b) errors, omissions, interruptions, or delays in transmission or delivery of any messages; (c) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect; (d) the payment by the Agent to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit; or (e) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit. The Borrower shall have a claim against the Agent, and the Agent shall be liable to the Borrower, to the extent of any direct, but not indirect, consequential or punitive, damages suffered by the Borrower which the Borrower proves in a final nonappealable judgment were caused by (i) the Agent's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit complied with the terms thereof or (ii) the Agent's willful failure to pay under any Letter of Credit after presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. The Agent may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

                                   ARTICLE 3

                               ACQUISITION LOANS

         Section 3.1 ACQUISITION COMMITMENTS. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make one or more advances to the Borrower from time to time from and including the Closing Date to but excluding the Acquisition Availability Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of such Bank's Acquisition Commitment as then in effect. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, until the Acquisition Availability Termination Date, the Borrower may borrow the amount of the Acquisition Commitments and may establish Base Rate Accounts or Libor Accounts thereunder and, until the Termination Date, the Borrower may Continue Libor Accounts established under the Acquisition Loans or Convert Accounts established under the Acquisition Loans of one Type into Accounts of another Type. Accounts of each Type established under the Acquisition Loans made by each Bank shall be made and maintained at such Bank's Applicable Lending Office for Accounts of such Type. Once an Acquisition Loan has been repaid it may not be reborrowed.





CREDIT AGREEMENT - Page 22

         Section 3.2 ACQUISITION NOTES. The Acquisition Loans made by a Bank shall be evidenced by a single promissory note of the Borrower in substantially the form of EXHIBIT "B" hereto, dated the date hereof, payable to the order of such Bank in a principal amount equal to its Acquisition Commitment as originally in effect and otherwise duly completed.

         Section 3.3 REPAYMENT OF ACQUISITION LOANS. The Borrower shall pay to the Agent for the account of the Banks the outstanding principal amount of each Acquisition Loan in installments as follows:

                 (a) one (1) principal installment equal to the Interim Installment Amount (as defined below) shall be due and payable on the First Amortization Date (as defined below); and thereafter

                 (b) equal quarterly principal installments shall be due and payable on each Quarterly Payment Date after the First Amortization Date until but excluding the Maturity Date in the amount equal to the Amortization Amount (as defined below); and thereafter

                 (c) a final installment in the amount of all outstanding principal shall be due and payable on the Maturity Date (as defined below).

         The following terms shall have the following meanings determined with respect to each Acquisition Loan:

                 "AMORTIZATION AMOUNT" means an amount equal to the quotient obtained by dividing the original principal amount of the Acquisition Loan by twenty (20).

                 "FIRST AMORTIZATION DATE" means the first Quarterly Payment Date following the date the Acquisition Loan is advanced.

                 "INTERIM INSTALLMENT AMOUNT" means an amount equal to the product of (a) multiplied by (b), where (a) equals the quotient obtained by dividing the Amortization Amount by ninety (90) and (b) equals the number of days between the date the Acquisition Loan was advanced and the next Quarterly Payment Date.

                 "MATURITY DATE" means the earlier of (a) the Termination Date or (b) the Quarterly Payment Date which is twenty (20) Quarterly Payment Dates after the Acquisition Loan is made.

         Section 3.4 USE OF PROCEEDS OF ACQUISITION LOANS. The proceeds of Acquisition Loans shall be used by the Borrower to make Permitted Acquisitions and to refinance Revolving Loans utilized to make Permitted Acquisitions in accordance with the restriction under SECTION 2.4 hereof.

         Section 3.5 ACQUISITION COMMITMENT FEE. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee on the daily average unused amount of such





CREDIT AGREEMENT - Page 23

Bank's Acquisition Commitment for the period from and including the Closing Date to and including the Acquisition Availability Termination Date, at the rate of one-half percent (0.500%) per annum. Accrued commitment fees payable under this SECTION 3.5 shall be payable in arrears on each Quarterly Payment Date and on the Acquisition Availability Termination Date.

         Section 3.6 TERMINATION OR REDUCTION OF ACQUISITION COMMITMENTS. The Borrower shall have the right to terminate fully or to reduce in part the unused portion of the Acquisition Commitments at any time and from time to time, PROVIDED that: (a) the Borrower shall give the Agent at least three (3) Business Days notice of each such termination or reduction as provided in
SECTION 5.3 hereof; and (b) each partial reduction shall be in an aggregate amount at least equal to One Million Dollars ($1,000,000) or a greater multiple of One Hundred Thousand Dollars ($100,000). The Acquisition Commitments may not be reinstated after they have been terminated or reduced.




                                   ARTICLE 4

                               Interest and Fees

         Section 4.1 INTEREST RATE. The Borrower shall pay to the Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period commencing on the date of such Loan to but excluding the date such Loan is due, at a fluctuating rate per annum equal to the Applicable Rate. The term "APPLICABLE RATE" means:

                 (a) with respect to the Revolving Loans, (i) during the period that such Loans or portions thereof are subject to a Base Rate Account, the Base Rate plus the Base Margin and (ii) during the period that such Loans or portions thereof are subject to a Libor Account, the Adjusted Libor Rate plus the Libor Rate Margin; and

                 (b) with respect to the Acquisition Loans, (i) during the period that such Loans or portions thereof are subject to a Base Rate Account, the Base Rate plus the Base Margin and (ii) during the period that such Loans or portions thereof are subject to a Libor Account, the Adjusted Libor Rate plus the Libor Rate Margin.

         Section 4.2 DETERMINATIONS OF MARGINS AND FEES. The margins identified in SECTION 4.1 and the fees payable under Section 2.5 hereof shall be defined and determined as follows:

                 (a) "BASE MARGIN" shall mean (i) during the period commencing on the Closing Date and ending on but not including the first Adjustment Date (as defined below), one-half percent (0.5%) per annum for Revolving Loans and one percent (1%) per annum for Acquisition Loans and (ii) during each period, from and including one Adjustment Date to but excluding the next Adjustment Date (herein a "CALCULATION PERIOD"), the percent per annum set forth in the table below in this SECTION 4.2 under the heading "Base Margin", under the heading for the applicable Loan and opposite the Total





CREDIT AGREEMENT - Page 24

         Funded Debt to Adjusted EBITDA Ratio calculated for the completed four
         (4) Fiscal Quarters which immediately preceded the beginning of the applicable Calculation Period.

                 (b) "COMMITMENT FEE RATE" shall mean (i) during the period commencing on the Closing Date and ending on but not including the first Adjustment Date (as defined below), three-eighths of one percent (0.375%) per annum; and (ii) during each Calculation Period, the percent per annum set forth in the table below in this SECTION 4.2 under the heading "Commitment Fee" opposite the Total Funded Debt to Adjusted EBITDA Ratio calculated for the completed four (4) Fiscal Quarters which immediately preceded the beginning of the applicable Calculation Period.

                 (c) "LIBOR RATE MARGIN" shall mean (i) during the period commencing on the Closing Date and ending on but not including the first Adjustment Date (as defined below), one and three-quarters percent (1.75%) per annum for Revolving Loans and two and one-quarter percent (2.25%) per annum for Acquisition Loans, and (ii) during each Calculation Period, the percent per annum set forth in the table below in this SECTION 4.2 under the heading "LIBOR Rate Margin", under the heading for the applicable Loan and opposite the Total Funded Debt to Adjusted EBITDA Ratio calculated for the completed four (4) Fiscal Quarters which immediately preceded the beginning of the applicable Calculation Period.

         The following is the table referred to in clauses (a), (b) and (c) of this SECTION 4.2:

                                               ---------------------------------------------------
                                                     BASE MARGIN            LIBOR RATE MARGIN
         -------------------------------------------------------------------------------------------------------
                  Total Funded Debt to          Revolving   Acquisition   Revolving   Acquisition   Commitment
                  Adjusted EBITDA Ratio            Loan         Loan         Loan         Loan          Fee
         -------------------------------------------------------------------------------------------------------
                         >3.0:1                   1.25%        1.75%        2.50%        3.00%        0.500%
         -------------------------------------------------------------------------------------------------------
              < than or =  3.0:1 > 2.5:1          1.00%        1.50%        2.25%        2.75%        0.500%
         -------------------------------------------------------------------------------------------------------
         < than or =  2.5:1  > than or = 2.0:1    0.75%        1.25%        2.00%        2.50%        0.375%
         -------------------------------------------------------------------------------------------------------
                         <2.0:1                   0.50%        1.00%        1.75%        2.25%        0.375%
         -------------------------------------------------------------------------------------------------------

         Upon delivery of the Compliance Certificate pursuant to SUBSECTION 9.1(c) hereof in connection with the financial statements of Borrower and the Subsidiaries required to be delivered pursuant to SUBSECTION 9.1(b) hereof at the end of each Fiscal Quarter commencing with such Compliance Certificate delivered at the end of the Fiscal Quarter ending on or about March 31, 1996, the Base Margin, the Libor Rate Margin (for Interest Periods commencing after the applicable Adjustment Date, as defined below) and the Commitment Fee Rate shall automatically be adjusted in accordance with the Total Funded Debt to Adjusted EBITDA Ratio set forth therein and the tables set forth above, such automatic adjustment to take effect as of the first Business Day after the receipt by the Agent of the related Compliance Certificate pursuant to SUBSECTION 9.1(c) hereof. The term "ADJUSTMENT DATE" shall mean each such Business Day when such margins or fees change pursuant to the immediately prior sentence or the next following sentence. If Borrower fails to deliver such Compliance Certificate which so sets forth the Total Funded Debt to Adjusted EBITDA Ratio within the period of time required by SUBSECTION 9.1(c) hereof:
(i) the Base Margin shall automatically be adjusted to one and one-quarter percent (1.25%) per annum for Revolving Loans and one and three-quarters percent (1.75%) for Acquisition Loans; (ii) the Libor Rate Margin (for Interest Periods commencing after the applicable Adjustment Date) shall automatically be adjusted to two and one-half percent





CREDIT AGREEMENT - Page 25

(2.50%) per annum for Revolving Loans and three percent (3.00%) per annum for Acquisition Loans; (iii) the Commitment Fee Rate shall automatically be adjusted to one-half percent (.5%), such automatic adjustments to take effect as of the first Business Day after the last day on which Borrower was required to deliver the applicable Compliance Certificate in accordance with SUBSECTION 9.1(c) hereof and to remain in effect until subsequently adjusted in accordance herewith upon the delivery of such Compliance Certificate.

         Section 4.3 PAYMENT DATES. Accrued interest on the Loans shall be due and payable as follows: (i) in the case of Loans subject to Base Rate Accounts, on each Monthly Payment Date and on the Termination Date; (ii) in the case of Loans subject to Libor Accounts and with respect to each such Account, on (A) the last day of the Interest Period with respect thereto, (B) in the case of an Interest Period greater than three months, at three-month intervals after the first day of such Interest Period, and (C) on the Termination Date.

         Section 4.4 DEFAULT INTEREST. Notwithstanding the foregoing, the Borrower will pay to the Agent for the account of each Bank interest at the applicable Default Rate on any principal of any Loan made by such Bank, any Reimbursement Obligation, and (to the fullest extent permitted by law) any other amount payable by the Borrower under any Loan Document to or for the account of the Agent or such Bank, that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Interest payable at the Default Rate shall be payable from time to time on demand.

         Section 4.5 CONVERSIONS AND CONTINUATIONS OF ACCOUNTS. Subject to SECTION 5.2 hereof, the Borrower shall have the right from time to time to Convert all or part of any Base Rate Account in existence under a Loan into a Libor Account under the same Loan or to Continue Libor Accounts in existence under a Loan as Libor Accounts under the same Loan, PROVIDED that: (a) the Borrower shall give the Agent notice of each such Conversion or Continuation as provided in SECTION 5.3 hereof; (b) a Libor Account may only be Converted on the last day of the Interest Period therefore; (c) except for Conversions into Base Rate Accounts, no Conversions or Continuations shall be made while a Default has occurred and is continuing; and (d) a Libor Account established under one Loan may not be Continued as a Libor Account under another Loan.

         Section 4.6 COMPUTATIONS. Interest and fees payable by the Borrower hereunder and under the other Loan Documents shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) in the period for which payable unless in the case of interest such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.
                                   ARTICLE 5

                             Administrative Matters

         Section 5.1 BORROWING PROCEDURE. The Borrower shall give the Agent, and the Agent will give the Banks, notice of each borrowing under any Commitment in accordance with SECTION 5.3 hereof. Not later than 1:00 p.m. on the date specified for each borrowing under the applicable Commitment each Bank will make available the amount of the Loan to be made by it on such date to the Agent, at the Principal Office, in immediately available funds, for the account of the Borrower. The amounts received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower at Borrower's direction by transferring the same, in immediately available funds by wire transfer, automated clearinghouse





CREDIT AGREEMENT - Page 26
debit or interbank transfer, to (a) the Disbursement Account or (b) any of the other bank accounts described on SCHEDULE 1.1(a) hereto or hereafter established in accordance with the restrictions set forth in the Borrower Security Agreement or the applicable Subsidiary Security Agreement or (c) a Person or Persons designated by the Borrower in writing.

         Section 5.2      MINIMUM AMOUNTS.  Except for prepayments pursuant to
ARTICLE 6 hereof, each Base Rate Account applicable to a Loan and each prepayment of principal of such Loan shall be in an amount at least equal to the amount set forth below for the applicable Loan or any larger amounts in the increments set forth below:

                        -----------------------------------------------
                          Revolving Loan            Acquisition Loans
                        -----------------------------------------------
                             $100,000                   $500,000
                        -----------------------------------------------
                                          Increments
                        -----------------------------------------------
                             $100,000                   $500,000
                        -----------------------------------------------

Except for Conversions pursuant to ARTICLE 6 hereof, each Libor Account applicable to a Loan shall be in a minimum principal amount of One Million Dollars ($1,000,000) or any larger amount in increments of Five Hundred Thousand Dollars ($500,000).

         Section 5.3 CERTAIN NOTICES. Notices by the Borrower to the Agent of terminations or reductions of Commitments, of borrowings and prepayments of Loans and of Conversion and Continuations of Accounts shall be irrevocable and shall be effective only if received by the Agent not later than
(a) 1:00 p.m. on the Business Day of any repayment of Revolving Loans, (b) 11:00 a.m. on the Business Day of the requested borrowing under the Revolving Loans subject to Base Rate Accounts, or (c) 1:00 p.m. on the Business Day prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation or other prepayment specified below:

------------------------------------------------------------------------------------------------------------------------
                                   Notice                                      Number of Business Days Prior
------------------------------------------------------------------------------------------------------------------------
 Termination or reduction of Commitments                                                     3
------------------------------------------------------------------------------------------------------------------------
 Borrowing of Acquisition Loans subject to Base Rate Accounts, prepayment
 or repayment of Loans subject to Base Rate Accounts, or Conversions into                    1
 Base Rate Accounts
------------------------------------------------------------------------------------------------------------------------
 Borrowing, prepayment or repayment of Loans subject to Libor Accounts,                      3
 Conversions into or Continuations as Libor Accounts
------------------------------------------------------------------------------------------------------------------------

Any notices of the type described in this SECTION 5.3 which are received by the Agent after the applicable time set forth above on a Business Day shall be deemed to be received and shall be effective on the next Business Day. Each such notice of termination or reduction shall specify the applicable Commitments to be affected and the amount of the Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation, or prepayment shall specify (a) the Loans to be borrowed or prepaid or the Accounts to be Converted or Continued; (b) the amount (subject to SECTION 5.2 hereof) to be borrowed, Converted, Continued or prepaid; (c) in the case of a Conversion, the Type of Account to result from such Conversion; (d) in the case of a borrowing, the Type of Account or Accounts to be applicable to such borrowing and the amounts thereof; (e) in the event a Libor Account is selected, the duration of the Interest Period therefor; (f) the date of borrowing, Conversion, Continuation, or prepayment (which shall





CREDIT AGREEMENT - Page 27
be a Business Day); (g) in the case of a borrowing under either Revolving Acquisition Sublimit, a designation of the applicable sublimit under which such borrowing is to be made and the intended use of the proceeds thereof; (h) in the case of a borrowing under the Secondary Revolving Acquisition Sublimit, a designation of whether such borrowing shall be an "Excess Cash Advance" or a "PMC Proceed Advance" and a calculation of the amount of the Secondary Revolving Acquisition Sublimit in the form of the Certificate attached hereto as EXHIBIT L; and (i) in the case of a borrowing under the Acquisition Commitments, the intended use of the proceeds thereof, whether to finance a Permitted Acquisition or to refinance amounts advanced under the Primary Revolving Acquisition Sublimit. The Agent shall notify the Banks of the contents of each such notice on the date of its receipt of the same or, if received on or after the applicable time set forth above on a Business Day, on the next Business Day. In the event the Borrower fails to select the Type of Account applicable to a Loan, or the duration of any Interest Period for any Libor Account, within the time period and otherwise as provided in this SECTION 5.3, such Account (if outstanding as a Libor Account) will be automatically Converted into a Base Rate Account on the last day of the preceding Interest Period for such Account or (if outstanding as a Base Rate Account) will remain as, or (if not then outstanding) will be made as, a Base Rate Account. The Borrower may not borrow any Loans subject to a Libor Account, Convert any Base Rate Accounts into Libor Accounts, or Continue any Libor Account as a Libor Account if the Applicable Rate for such Libor Accounts would exceed the Maximum Rate.

         Section 5.4      PREPAYMENTS.

                 (a)      MANDATORY.

                          (i)     REVOLVING LOANS.  If at any time the
                 Outstanding Revolving Credit exceeds the sum of the Borrowing Base minus the Agency Account Reserve, the Borrower shall, within one (1) Business Day after the occurrence thereof, prepay the outstanding Revolving Loans by the amount of the excess or if no Revolving Loans are outstanding and the Outstanding Revolving Credit exceeds the sum of the Borrowing Base minus the Agency Account Reserve, immediately pledge to the Agent cash or cash equivalents in an amount equal to the excess as security for the Obligations. The Revolving Loans shall also be repaid with the net proceeds received from the disposition of the stock or assets of PMC in accordance with
                 SECTION 10.8. Revolving Loans outstanding under the Primary Revolving Acquisition Sublimit must be repaid in full on the Business Day immediately preceding the Acquisition Availability Termination Date. The funds deposited into the Concentration Account (over which Borrower shall have no control) or wire transferred to Agent from the Lockbox Accounts shall, on the date received, be applied by the Agent for the benefit of the Banks (A) if no Event of Default shall have occurred and be continuing, first, as a payment of the outstanding principal amount of the Revolving Loans, second, as a payment of accrued and unpaid interest on the Revolving Loans, and third, to the repayment of any other Obligations which are due and outstanding in connection with the Revolving Loans, and if after the foregoing applications, funds so received remain available to be disbursed, the Agent shall deposit such remaining amount of such funds to the Borrower's Disbursement Account or transfer such funds as





CREDIT AGREEMENT - Page 28
                 the Borrower shall otherwise direct, and (B) if a Default or an Event of Default shall have occurred and be continuing, in accordance with SECTION 5.5 hereof.

                          (ii) ACQUISITION LOANS. On or before April 30 of each year, commencing April 30, 1997, Borrower shall deliver to Agent a certificate from the chief executive officer or chief financial officer of Borrower certifying to a calculation of Excess Cash Flow for the immediately preceding Fiscal Year and the amount to be prepaid under this SUBSECTION 5.4(a)(ii). On May 15 of each year commencing May 15, 1997, the Borrower shall prepay the Acquisition Loans in an amount equal to the sum of (A) seventy-five percent (75%) of Excess Cash Flow for the immediately preceding Fiscal Year minus (B) all optional prepayments of the Acquisition Loans made since May 15 of the immediately preceding Fiscal Year to the date of determination. Each prepayment under this SUBSECTION 5.4(a)(ii) shall be accompanied with accrued and unpaid interest on the amount prepaid to the date of prepayment and shall be applied to the installments of principal due under the Acquisition Loans each in the inverse order of maturity, with each such Acquisition Loan being prepaid by its pro rata portion of the amount of the prepayment, with its pro rata portion equal to a percentage obtained by multiplying by 100 the quotient derived by dividing the outstanding principal amount of the Acquisition Loan in question by the aggregate outstanding principal amount of the Acquisition Loans (as of the date of prepayment calculated without giving effect to such prepayment).

                 (b) OPTIONAL. Subject to SECTION 5.2 hereof and the provisions of this clause (b), Borrower may, at any time and from time to time without premium or penalty upon prior notice to the Agent as specified in SECTION 5.3 hereof, prepay or repay any Loan in full or in part. Any optional prepayment of the Acquisition Loans shall be accompanied with accrued interest on the amount prepaid to the date of prepayment and any partial prepayments thereof shall be applied to the principal installments due under the Acquisition Loans each in the inverse order of maturity, with each such Acquisition Loan being prepaid by its pro rata portion of the amount of the prepayment, with its pro rata portion determined in the same manner as set forth in
         SECTION 5.4(a) (ii). Loans subject to a Libor Account may be prepaid or repaid only on the last day of the Interest Period applicable thereto unless (i) the Borrower pays to the Agent for the account of the applicable Banks any amounts due under SECTION 6.5 hereof as a result of such prepayment or repayment or (ii) after giving effect to such prepayment or repayment the aggregate principal amount of the Libor Accounts applicable to the Loan being prepaid or repaid having Interest Periods that end after such payment date shall be equal to or less than the principal amount of such Loan after such prepayment or repayment.

         Section 5.5 METHOD OF PAYMENT. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by the Borrower or any Obligated Party under the Loan Documents shall be made to the Agent at the Principal Office for the account of each Bank's Applicable Lending Office in Dollars and in immediately available funds, without setoff, deduction, or counterclaim, not later than 1:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower and each





CREDIT AGREEMENT - Page 29

Obligated Party shall, at the time of making each such payment, specify to the Agent the sums payable under the Loan Documents to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may apply such payment and any proceeds of any Collateral to the Obligations in such order and manner as it may elect in its sole discretion, subject to SECTION 5.6 hereof). Each payment received by the Agent under any Loan Document for the account of a Bank shall be paid to such Bank by 3:00 p.m. on the date the payment is deemed made to the Agent in immediately available funds, for the account of such Bank's Applicable Lending Office. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and commitment fee, as the case may be.

         Section 5.6 PRO RATA TREATMENT. Except to the extent otherwise provided herein: (a) each Loan shall be made by the Banks, each payment of commitment fees under SECTIONS 2.5 and 3.5 hereof and letter of credit fees under SUBSECTION 2.7(c) hereof shall be made for the account of the Banks, and each termination or reduction of the Commitments shall be applied to the Commitments of the Banks, pro rata according to their respective Commitment Percentages; (b) the making, Conversion, and Continuation of Accounts of a particular Type (other than Conversions provided for by SECTION 6.4 hereof) shall be made pro rata among the Banks holding Accounts of such Type according to their respective Commitment Percentages; (c) each payment and prepayment of principal of or interest on Loans or Reimbursement Obligations by the Borrower shall be made to the Agent for the account of the Agent or the Banks holding such Loans or Reimbursement Obligations (or participation interests therein) pro rata in accordance with the respective unpaid principal amounts of such Loans or participation interests held by the Agent or such Banks; (d) proceeds of Collateral shall be shared by the Agent and the Banks pro rata in accordance with the respective unpaid principal amounts of and interest on the Obligations then due the Agent and the Banks; and (e) the Banks (other than the Agent) shall purchase from the Agent participations in the Letters of Credit to the extent of their respective Commitment Percentages. If at any time payment, in whole or in part, of any amount distributed by the Agent hereunder is rescinded or must otherwise be restored or returned by Agent as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Agent.

         Section 5.7 SHARING OF PAYMENTS. If a Bank shall obtain payment of any principal of or interest on any of the Obligations due to such Bank hereunder directly (and not through the Agent) through the exercise of any right of set-off, banker's lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Banks participations in the Obligations held by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment pro rata in accordance with the unpaid principal of and interest on the Obligations then due to each of them. To such end, all of the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if all or any portion of such excess payment is thereafter rescinded or must otherwise be restored. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank so purchasing a participation in the Obligations held by the other Banks may exercise all rights of set-off, banker's lien,





CREDIT AGREEMENT - Page 30
counterclaim, or similar rights with respect to such participation as fully as if such Bank were a direct holder of Obligations in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

         Section 5.8 NON-RECEIPT OF FUNDS BY THE AGENT. Unless the Agent shall have been notified by a Bank or the Borrower (the "PAYOR") prior to the date on which such Bank is to make payment to the Agent hereunder or the Borrower is to make a payment to the Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the "REQUIRED PAYMENT"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, (a) the recipient of such payment shall, on demand, pay to the Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such period and (b) Agent shall be entitled to offset against any and all sums to be paid to such recipient, the amount calculated in accordance with the foregoing CLAUSE (a).

         Section 5.9 WITHHOLDING TAXES. To the extent permitted by applicable law, all payments by the Borrower of amounts payable under any Loan Document shall be payable without deduction for or on account of any present or future taxes, duties or other charges levied or imposed by the United States of America or by the government of any jurisdiction outside the United States of America or by any political subdivision or taxing authority of or in any of the foregoing through withholding or deduction with respect to any such payments (but excluding any tax imposed on or measured by the net income or profit of a Bank pursuant to the laws of the jurisdiction in which it is organized or in which the principal office or Applicable Lending Office of such Bank is located or any subdivision thereof or therein). If any such taxes, duties or other charges are so levied or imposed, the Borrower will make additional payments in such amounts so that every net payment of amounts payable by it under any Loan Document, after withholding or deduction for or on account of any such present or future taxes, duties or other charges, will not be less than the amount provided for herein or therein, provided that the Borrower may withhold to the extent required by law and shall have no obligation to pay such additional amounts to any Bank to the extent that such taxes, duties, or other charges are levied or imposed by reason of the failure or inability of such Bank to comply with the provisions of SECTION 5.10 hereof. The Borrower shall furnish promptly to the Agent for distribution to each affected Bank, as the case may be, official receipts evidencing any such withholding or reduction.

         Section 5.10 WITHHOLDING TAX EXEMPTION. Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Bank is entitled to receive payments from the Borrower under any Loan Document without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form 1001 or 4224 further undertakes to





CREDIT AGREEMENT - Page 31
deliver to Borrower and the Agent two (2) additional copies of such form (or a successor form) on or before the date such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Bank is entitled to receive payments from the Borrower under any Loan Document without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving such payments without any deduction or withholding of United States federal income tax.

         Section 5.11 PARTICIPATION OBLIGATIONS ABSOLUTE; FAILURE TO FUND PARTICIPATION. The obligations of a Bank to fund its participation in the Letters of Credit in accordance with the terms hereof shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever, including without limitation, the following circumstances: (a) any lack of validity of any Loan Document; (b) the occurrence of any Default; (c) the existence of any claim, set-off, counterclaim, defenses or other rights which such Bank, the Borrower, any Obligated Party, or any other Person may have; (d) the occurrence of any event that has or could reasonably be expected to have a Material Adverse Effect; (e) the failure of any condition to a Loan under
ARTICLE 7 hereof to be satisfied; (f) the fact that after giving effect to the funding of the participation the Outstanding Revolving Credit may exceed the sum of the Borrowing Base minus the Agency Account Reserve; or (g) any other circumstance whatsoever, whether or not similar to any of the foregoing; provided that, the obligations of a Bank to fund its participation in a Letter of Credit may be subject to avoidance by a Bank if such Bank proves in a final nonappealable judgment that it was damaged and that such damage arose directly from the Agent's willful misconduct or gross negligence in determining whether
(i) the conditions set forth in ARTICLE 7 hereof to the issuance of the Letter of Credit in question were satisfied at the time of such issuance or such Loan or (ii) the documentation presented under the Letter of Credit in question complied with the terms thereof. If a Bank fails to fund its participation in a Letter of Credit as required hereby, such Bank shall, subject to the foregoing proviso, remain obligated to pay to the Agent the amount it failed to fund on demand together with interest thereon in respect of the period commencing on the date such amount should have been funded until the date the amount was actually funded to the Agent at a rate per amount equal to the Federal Funds Rate for such period and the Agent shall be entitled to offset against any and all sums to be paid to such Bank hereunder the amount due the Agent under this sentence.

                                   ARTICLE 6

                        YIELD PROTECTION AND ILLEGALITY

         Section 6.1      ADDITIONAL COSTS.

                 (a) The Borrower shall pay directly to each Bank from time to time such amounts as such Bank may reasonably determine to be necessary to compensate it for any





CREDIT AGREEMENT - Page 32
         costs incurred by such Bank which such Bank determines are attributable to its making or maintaining of any Loans subject to Libor Accounts or Letters of Credit hereunder or its obligation to make any of such Loans hereunder or issue or participate in any Letter of Credit, or any reduction in any amount receivable by such Bank hereunder in respect of any such Loans or Letters of Credit or such obligation (such increases in costs and reductions in amounts receivable being herein called "ADDITIONAL COSTS"), resulting from any Regulatory Change which:

                      (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Notes in respect of any of such Loans (other than franchise taxes and taxes imposed on the overall net income of such Bank or its Applicable Lending Office for any of such Loans by the United States of America or the jurisdiction in which such Bank has its Principal Office or such Applicable Lending Office);

                      (ii) imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Bank (including any of such Loans or any deposits referred to in the definition of "Libor Rate" in
                 SECTION 1.1 hereof); or

                    (iii) imposes any other condition affecting this Agreement or the Notes or any of such extensions of credit or liabilities or commitments.

         Each Bank will notify the Borrower (with a copy to the Agent) of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this SUBSECTION 6.1(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Applicable Lending Office for the Loans affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, violate any law, rule, or regulation or be in any way disadvantageous to such Bank. Each Bank will furnish the Borrower with a certificate setting forth the basis and the amount of each request of such Bank for compensation under this SUBSECTION 6.1(a).
         If any Bank requests compensation from the Borrower under this SUBSECTION 6.1(a), the Borrower may, by notice to such Bank (with a copy to the Agent) suspend the obligation of such Bank to issue or participate in Letters of Credit or to make Loans subject to Libor Accounts or Continue Libor Accounts as Libor Accounts or Convert Base Rate Accounts into Libor Accounts until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of SECTION 6.4 hereof shall be applicable with respect to such Libor Accounts). A Bank may only request compensation under this SUBSECTION 6.1(a) (i) for Additional Cost incurred at any time after the date which is six (6) months prior to the date the Bank requests such compensation and at any time after it has notified the Borrower it will request compensation under this SUBSECTION 6.1(a) and (ii) only if the Bank requests similar compensation from other borrowers of such Bank who have agreed to provisions similar to this SECTION 6.1(a) and whose borrowings or letters of credit are otherwise subject to similar increases in costs or reductions in amounts received.





CREDIT AGREEMENT - Page 33

                 (b) Without limiting the effect of the foregoing provisions of this SECTION 6.1, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on the Loans subject to Libor Accounts is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Loans subject to Libor Accounts or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Bank to make Loans subject to Libor Accounts or Continue Libor Accounts as Libor Accounts or Convert Base Rate Accounts into Libor Accounts hereunder shall be suspended until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of SECTION 6.4 hereof shall be applicable).

                 (c) Determinations and allocations by any Bank for purposes of this SECTION 6.1 of the effect of any Regulatory Change on its costs of maintaining its obligation to make Loans or issue or participate in Letters of Credit or of making or maintaining Loans or issuing or participating in Letters of Credit or on amounts receivable by it in respect of Loans or Letters of Credit, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall, absent manifest error, constitute prima facie evidence of the accuracy thereof, provided that such determinations and allocations are made on a reasonable basis.

         Section 6.2 LIMITATION ON LIBOR ACCOUNTS. Anything herein to the contrary notwithstanding, if with respect to any Libor Accounts under a Loan for any Interest Period therefor:

                 (a) The Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "Libor Rate" in SECTION 1.1 hereof are not being provided in the relative amounts or for the relative maturities for purposes of determining the rate of interest for the Loans subject to such Libor Accounts as provided in this Agreement; or

                 (b) Required Banks determine (which determination shall be conclusive) and notify the Agent that the relevant rates of interest referred to in the definition of "Adjusted Libor Rate" in
         SECTION 1.1 hereof on the basis of which the rate of interest for such Loans for such Interest Period is to be determined do not accurately reflect the cost to the Banks of making or maintaining such Loans for such Interest Period; then the Agent shall give the Borrower prompt notice thereof specifying the relevant Libor Account and the relevant amounts or periods, and so long as such condition remains in effect, the Banks shall be under no obligation to make additional Loans subject to a Libor Account or to Convert Base Rate Accounts into Libor Accounts and the Borrower shall, on the last day(s) of the then current Interest Period (s) for the outstanding Libor Accounts, either prepay the Loans subject to such Libor Accounts or Convert such Libor Accounts into Base Rate Accounts in accordance with the terms of this Agreement. Determinations made under this SECTION 6.2 shall be made on a reasonable basis.





CREDIT AGREEMENT - Page 34

         Section 6.3 ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to (a) honor its obligation to make Loans subject to a Libor Account hereunder or (b) maintain Loans subject to a Libor Account hereunder, then such Bank shall promptly notify the Borrower (with a copy to the Agent) thereof and such Bank's obligation to make or maintain Loans subject to a Libor Account and to Convert Base Rate Accounts into Libor Accounts hereunder shall be suspended until such time as such Bank may again make and maintain Loans subject to a Libor Account (in which case the provisions of SECTION 6.4 hereof shall be applicable).

         Section 6.4 TREATMENT OF AFFECTED LOANS. If the Accounts applicable to a Loan of any Bank (hereinafter called "AFFECTED ACCOUNTS") are to be Converted pursuant to SECTION 6.1 or 6.3 hereof, the Bank's Affected Accounts shall be automatically Converted into Base Rate Accounts on the last day(s) of the then current Interest Period(s) (or, in the case of a Conversion required by SUBSECTION 6.1(b) or SECTION 6.3 hereof, on such earlier date as such Bank may specify to the Borrower with a copy to the Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in SECTION 6.1 or 6.3 hereof which gave rise to such Conversion no longer exist: (a) to the extent that such Bank's Affected Accounts have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Bank's Affected Accounts shall be applied instead to its Base Rate Accounts; and (b) all Accounts which would otherwise be established or Continued by such Bank as Libor Accounts shall be made as or Converted into Base Rate Accounts and all Accounts of such Bank which would otherwise be Converted into Libor Accounts shall be Converted instead into (or shall remain as) Base Rate Accounts. If such Bank gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in SECTION 6.1 or 6.3 hereof which gave rise to the Conversion of such Bank's Affected Accounts pursuant to this SECTION 6.4 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Libor Accounts are outstanding, such Bank's Base Rate Accounts shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Libor Accounts to the extent necessary so that, after giving effect thereto, all Accounts held by the Banks holding Libor Accounts and by such Bank are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Commitment Percentages.

         Section 6.5 COMPENSATION. The Borrower shall pay to the Agent for the account of each Bank, upon the request of such Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost, or expense incurred by it as a result of:

                 (a) Any payment or prepayment of a Loan subject to a Libor Account or Conversion of a Libor Account for any reason (including, without limitation, the acceleration of the outstanding Loans pursuant to SUBSECTION 12.2(a)hereof) on a date other than the last day of an Interest Period for the applicable Libor Account; or

                 (b) Any failure by the Borrower for any reason (including, without limitation, the failure of any conditions precedent specified in ARTICLE 7 to be satisfied) to borrow or prepay a Loan subject to a Libor Account, or Convert a Base Rate Account to a Libor Account on the date for such borrowing, Conversion, or prepayment specified in the relevant notice of borrowing, prepayment, or Conversion under this Agreement.





CREDIT AGREEMENT - Page 35

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid or Converted or not borrowed for the period from the date of such payment, Conversion, or failure to borrow to the last day of the Interest Period for such Libor Account (or, in the case of a failure to borrow, the Interest Period for such Libor Account which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Libor Account provided for herein over
(ii) the interest component of the amount such Bank would have bid in the London interbank market for Dollar deposits of leading banks and amounts comparable to such principal amount and with maturities comparable to such period.

         Section 6.6 CAPITAL ADEQUACY. If after the date hereof, any Bank shall have determined that any Regulatory Change or any change in the compliance by such Bank (or its parent) with any guideline, request, or directive regarding capital adequacy (whether or not having the force of law) of any central bank or other Governmental Authority has or would have the effect of reducing the rate of return on such Bank's (or its parent's) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which such Bank (or its parent) could have achieved but for such Regulatory Change or change in compliance by an amount deemed by such Bank to be material, then from time to time, within ten (10) Business Days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its parent) for such reduction. A certificate of such Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall constitute prima facie evidence of the accuracy thereof, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, such Bank may use any reasonable averaging and attribution methods. With respect to each demand by a Bank under this Section 6.6, no Bank shall have the right to demand compensation for amounts attributable to any reduction in such Bank's rate of return (i) occurring at any time before the date which is six (6) months prior to the date the Bank gives such demand for compensation to Borrower and (ii) unless the Bank requests similar compensation from other borrowers of such Bank who have agreed to provisions similar to this Section 6.6 and whose borrowings are otherwise subject to similar reductions in rates of return.

                                   ARTICLE 7

                              Conditions Precedent

         Section 7.1 INITIAL LOAN AND LETTER OF CREDIT. The obligation of each Bank to make its initial Loan and the obligation of the Agent to issue the initial Letter of Credit are subject to the condition precedent that the Agent shall have received on or before February 1, 1996 and on or before the day of any such Loan or Letter of Credit all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to the
Agent:

                 (a) RESOLUTIONS; AUTHORITY. Resolutions of the Board of Directors of the Borrower and each Obligated Party (other than the Shareholders) and the General Partner certified by its Secretary or an Assistant Secretary which authorize its execution,





CREDIT AGREEMENT - Page 36
         delivery, and performance of the Loan Documents to which it (or in the case of the General Partner, to which Arimathea) is or is to be a party.

                 (b) INCUMBENCY CERTIFICATE. A certificate of incumbency certified by the Secretary or an Assistant Secretary of the Borrower and each Obligated Party (other than the individual Shareholders) and the General Partner certifying the names of its officers (i) who are authorized to sign the Loan Documents to which it (or in the case of the General Partner, to which Arimathea) is or is to be a party (including the certificates contemplated herein) together with specimen signatures of each such officer and (ii) who will, until replaced by other officers duly authorized for that purpose, act as its representative for the purposes of signing documentation and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby.

                 (c) ORGANIZATIONAL DOCUMENTS. The articles of incorporation of the Borrower, each Obligated Party (other than the Shareholders) and the General Partner certified by the Secretary of State of the state of its incorporation and dated a current date. The certificate of limited partnership of Arimathea certified by the Secretary of State of the state of its organization and dated a current date. A copy of the agreement of limited partnership of Arimathea certified by the General Partner.

                 (d) BYLAWS. The bylaws of the Borrower, each Obligated Party (other than the Shareholders) and the General Partner certified by its Secretary or an Assistant Secretary.

                 (e) GOVERNMENTAL CERTIFICATES. Certificates of the appropriate government officials of the state of incorporation of the Borrower, each Obligated Party (other than the individual Shareholders) and the General Partner as to its existence and, to the extent applicable, good standing and certificates of the appropriate government officials of each state in which the Borrower and each Granting Subsidiary is required to qualify to do business and where failure to so qualify could reasonably be expected to have a Material Adverse Effect, as to the Borrower's qualification to do business and good standing in such state, all dated a current date.

                 (f)      NOTES.  The Notes executed by the Borrower.

                 (g)      GUARANTIES.  A Guaranty executed by APS and PMC.

                 (h) COLLATERAL DOCUMENTS AND COLLATERAL. The Borrower Security Agreement and the Borrower Pledge Agreement executed by the Borrower, the Subsidiary Security Agreements executed by APS and PMC, and the Shareholder Pledge Agreements executed by the Shareholders; certificates representing the capital stock of the Subsidiaries, other than Insignificant Subsidiaries, pledged pursuant to the Borrower Pledge Agreement together with undated stock powers duly executed in blank; certificates representing the capital stock of the Borrower pledged pursuant to the Shareholder Pledge Agreements together with undated stock shares duly executed in blank; UCC, tax and judgment Lien search reports listing all documentation on file against the Borrower, the





CREDIT AGREEMENT - Page 37

         Granting Subsidiaries, and the Shareholders in each jurisdiction in which the Borrower, any such Obligated Party or any Collateral is located or registered; and executed documentation as the Agent may deem necessary to perfect or protect its Liens, including, without limitation (but subject to SECTION 9.10): (i) intellectual property assignments; (ii) financing statements under the UCC and other applicable documentation under the laws of any jurisdiction with respect to the perfection of Liens; and (iii) waivers, subordinations or acknowledgements from all third parties who have possession or control of any Collateral.

                 (i) TERMINATION OF LIENS. Duly executed UCC-3 termination statements, mortgage releases and such other documentation as shall be necessary to terminate or release all Liens other than those permitted by SECTION 10.2 hereof.

                 (j) INSURANCE POLICIES. Certificates of insurance summarizing the insurance policies of Borrower and the Subsidiaries required by this Agreement and reflecting the Agent as additional insured under such policies and as loss payee with respect to all policies covering Collateral.

                 (k) OPINION OF COUNSEL. A favorable opinion of legal counsel to the Borrower and the Subsidiaries, as to such matters as the Agent may reasonably request.

                 (l) BANK FEES. The arrangement and facility fees Borrower has agreed to pay to The First National Bank of Boston under the terms of that certain letter agreement dated November 15, 1995, from The First National Bank of Boston to Borrower (less the credit against such fees provided for therein).

                 (m) TOTAL FUNDED DEBT TO ADJUSTED EBITDA. Evidence that the Total Funded Debt to Adjusted EBITDA Ratio for the Fiscal Quarter ended September 30, 1995 is less than or equal to 2.0 to 1.

                 (n) BORROWING BASE REPORT. An initial Borrowing Base report in the form of EXHIBIT "C" hereto together with the receivable aging report required thereby.

                 (o) ATTORNEYS' FEES AND EXPENSES. Evidence that the costs and expenses (including attorneys' fees) referred to in SECTION
         14.1 hereof, to the extent incurred, shall have been paid in full by the Borrower.

                 (p) ACCOUNT AGREEMENT. Agreements from each institution where the Borrower or the Subsidiaries maintain a Lockbox Account in form and substance satisfactory to the Agent, pursuant to which such institutions recognize the Agent's Lien in such Lockbox Account and agree to transfer the collected balances therein to the Concentration Account on a daily basis.

                 (q) LOCKBOX AGREEMENTS. The Lockbox Agreements described on SCHEDULE 1.1(a) hereto.





CREDIT AGREEMENT - Page 38

         Section 7.2 LOANS FOR ACQUISITIONS. The obligation of each Bank to make any Acquisition Loan (including the initial Acquisition Loan) or any Revolving Loans under either Revolving Acquisition Sublimit, is subject to the following additional conditions precedent:

                 (a) ACQUISITION REQUEST. Borrower shall have provided to the Agent and each Bank at least seven (7) Business Days prior to the date that the proposed Acquisition Loan is to be requested (i) the name of the Person (the "Target") who is to be acquired or whose assets are to be acquired; (ii) a description of the nature of the Target's business; (iii) copies of the documentation (or substantially final drafts of the documentation) intended to effect the proposed acquisition (the "Purchase Agreements"); (iv) a summary of the terms and conditions of the proposed acquisition; (v) a certificate of the chief financial officer or chief executive officer of the Borrower certifying that no Default exists or could reasonably be expected to occur as a result of the proposed acquisition; and (vi) any other information the Agent may reasonably request.

                 (b) APPROVAL OF BANKS. If the Purchase Price for the proposed acquisition is greater than Three Million Dollars ($3,000,000) but equal to or less than Four Million Dollars ($4,000,000), the Borrower shall have obtained the prior written consent of the Required Banks to such acquisition and if the Purchase Price for the proposed acquisition exceeds Four Million Dollars ($4,000,000), the Borrower shall have obtained the prior written consent of all of the Banks. With respect to any acquisition requiring the approval of any Bank, if the Borrower shall have complied with its obligations under SECTION 7.2(a) and a Bank shall have failed to approve or object to such acquisition within seven (7) Business Days after delivery by Borrower of the information required by SECTION 7.2(a), such Bank shall be deemed to have approved such acquisition for purposes of this SECTION 7.2(b).

                 (c) ACQUISITION CRITERIA. Borrower shall provide to the Agent and each Bank evidence that:

                      (i) Borrower has completed due diligence on the Target and the assets to be acquired satisfactory to Agent, including, without limitation, if applicable, a due diligence investigation as to the compliance with all Environmental Laws by the Target and the assets to be acquired;

                      (ii) The Target is involved in the same general type of business activities as the Borrower and the Subsidiaries;

                    (iii) If the proposed acquisition is an acquisition of the stock of a Target, the acquisition will be structured so that the Target will become a wholly-owned subsidiary of the Borrower and will be a Granting Subsidiary hereunder. If the proposed acquisition is an acquisition of assets, the acquisition will be the acquisition of all or substantially all of (A) the assets of the Target or (B) the assets of a division or branch of the Target. Each asset acquisition will be structured so that either Borrower or a Granting Subsidiary shall acquire the assets;





CREDIT AGREEMENT - Page 39

                      (iv) Neither the Target nor its assets shall be subject to any contingent obligations (including contingent obligations arising from any Environmental Liabilities), Environmental Liabilities, unsatisfied judgments or any pending action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that could reasonably be expected to have a Material Adverse Effect;

                      (v)         The following criteria are satisfied:

                                  (A)      Borrower shall have provided to the
                          Agent and each Bank (i) copies of the financial statements of the Target for the twelve (12) month period prior to the closing of the proposed acquisition for which financial statements are available (but in any event financial statements for the most recently completed fiscal year of such Target) containing at a minimum, a statement of income and statement of cash flow prepared in accordance with GAAP and (ii) a pro forma financial projection of the Borrower and its Subsidiaries (including the Target) for the period following the date of the consummation of the proposed acquisition to the Termination Date which reflects compliance with the financial covenants in this Agreement;

                                  (B)      The cash portion of the Purchase
                          Price to be paid by the Borrower to acquire the Target or its assets does not exceed an amount equal to the product obtained by (1) multiplying by five and one-half (5.5) the EBITDA of the Target or, as applicable, the EBITDA of the Target attributable to such assets acquired, for the most recently completed twelve (12) month period prior to the closing of the proposed acquisition for which financial statements are available or (2) multiplying by seven (7) the Adjusted EBIT (as defined below) of the Target or, as applicable, the Adjusted EBIT of the Target attributable to the assets acquired, for the most recently completed twelve (12) month period prior to the closing of the proposed acquisition for which financial statements are available. (The criterion set forth in this clause (B) will be deemed satisfied if the requirement set forth in either clause (1) or
                          (2) above in this clause (B) is satisfied; i.e., it is not necessary that the requirements set forth in both clauses (1) and (2) of this clause (B) be satisfied with respect to any one acquisition.) The term "ADJUSTED EBIT" means, for any period, the sum of the following, each calculated without duplication for the Target for such period: (1) Net Income; plus
                          (2) all of those verifiable non-recurring expenses which have been deducted in calculating Net Income for such period and which will be eliminated in the future upon the consummation of the proposed acquisition by the Borrower; plus (3) any provision for (or less any benefit from) income or franchise taxes deducted in determining Net Income; plus (4) the sum of interest expenses deducted in determining Net Income minus interest income; minus (5) all income or gains which have been added in calculating Net Income for such period and which will





CREDIT AGREEMENT - Page 40
                          be eliminated in the future upon the consummation of the proposed acquisition by the Borrower;

                                  (C) For the period from the Closing Date to and including January 31, 1997 and the period from February 1, 1997 to and including January 31, 1998, the sum of the amount borrowed under this Agreement to pay the Purchase Price for the Target or its assets in connection with the acquisition in question plus the aggregate amount borrowed under this Agreement to pay the Purchase Prices for all Prior Targets or their assets purchased since the first day of the applicable period does not exceed the sum of
                          (a) Twelve Million Five Hundred Thousand Dollars ($12,500,000) plus (b) the Secondary Revolving Acquisition Sublimit in effect at the time of determination (in calculating the amount borrowed for purposes of the foregoing, Revolving Loans made under the Primary Revolving Acquisition Sublimit and then refinanced under the Acquisition Commitment shall not be aggregated but shall be treated as one borrowing as between the Revolving Loans and the Acquisition Loans);

                                  (D)      The quotient obtained by dividing
                          (i) the sum of the Borrower's Senior Debt as of the date of the proposed acquisition plus the amounts to be borrowed under the Acquisition Commitments and Revolving Commitments in connection with the acquisition in question by (ii) the Borrower's Adjusted EBITDA plus, on a pro forma basis, the Target's EBITDA or, if applicable, the EBITDA of the Target attributable to the assets acquired, both for the most recently completed twelve (12) month period prior to the date of determination for which financial statements are available, shall not exceed two and three-quarters (2.75);

                                  (E)      The quotient obtained by dividing
                          (i) the sum of the Borrower's Debt as of the date of the proposed acquisition plus the amounts to be borrowed under the Acquisition Commitments and Revolving Commitments in connection with the acquisition in question by (ii) the Borrower's Adjusted EBITDA plus, on a pro forma basis, the Target's EBITDA or, if applicable, the EBITDA of the Target attributable to the assets acquired, both for the most recently completed twelve (12) month period prior to the date of determination for which financial statements are available, shall not exceed three and one-quarter (3.25); and

                                  (F)      Accompanying the certificate
                          required by SUBSECTION 7.2(a)(v) hereof, calculations demonstrating compliance with this CLAUSE (v) of this SUBSECTION 7.2(c); and

                      (vi) Any Debt incurred in connection with the proposed acquisition owed to third parties must be provided on terms that are acceptable to the Agent and the Required Banks and must otherwise be incurred payable to the order of the seller in such acquisition and subordinate to the Obligations on substantially





CREDIT AGREEMENT - Page 41
                 the same terms as are set forth on the sample subordination agreement attached as EXHIBIT "M" hereto or such other terms as the Agent may approve.

                 (d) PURCHASE AGREEMENTS. Prior to the closing of the proposed acquisition, (i) Agent shall have received executed copies of the Purchase Agreement relating to the proposed acquisition; (ii) the Purchase Agreement shall be in full force and effect and no material term or condition thereof shall have been amended, modified, or waived after the execution thereof (other than solely to extend the date by which the proposed acquisition is required to occur) except those for which prior written notice was provided to Agent; (iii) none of the parties to the Purchase Agreement shall have failed to perform any material obligation or covenant required by the Purchase Agreement to be performed or complied with by it on or before the date of the closing of the proposed acquisition; and (iv) Agent shall have received a certificate from Borrower's chief executive officer or chief financial officer to the effect set forth in CLAUSES (i), (ii) and (iii) above; provided that, such certification shall be to the best of the Borrower's knowledge with respect to clause (iii) and the performance by parties other than the Borrower or an Affiliate of the Borrower of the Purchase Agreement.

                 (e) PROPOSED ACQUIREE LOAN DOCUMENTS. If the proposed acquisition is an acquisition of the stock of a Target, then (i) the Target shall execute and deliver to Agent a Guaranty, a Subsidiary Security Agreement and such documentation requested by Agent to cause the Liens granted thereby to be perfected and to have priority over all other Liens other than those permitted by SECTION 10.2 hereto,
         (ii) the Borrower shall execute and deliver to the Agent an amendment to the Borrower Pledge Agreement describing as collateral thereunder the stock of the Target, and (iii) the Borrower shall deliver to the Agent the certificates representing the stock of the Target together with undated stock powers duly executed in blank. If the proposed acquisition is an acquisition of assets, the Borrower or Granting Subsidiary acquiring the assets shall execute and deliver to Agent such documentation requested by Agent to cause the property acquired to be subject to a perfected Lien in favor of Agent for the benefit of the Banks and for such Lien to have priority over all other Liens other than those permitted by SECTION 10.2 hereto.

         Section 7.3 ALL LOANS AND LETTERS OF CREDIT. The obligation of each Bank to make any Loan (including the initial Loan) and the obligation of the Agent to issue any Letter of Credit (including the initial Letter of Credit) are subject to the following additional conditions precedent:

                 (a) NO DEFAULT. No Default shall have occurred and be continuing, or would result from such Loan or Letter of Credit;

                 (b) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties contained in Article 8 hereof and in the other Loan Documents shall be true and correct on and as of the date of such Loan or Letter of Credit with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date; and





CREDIT AGREEMENT - Page 42

                 (c) ADDITIONAL DOCUMENTATION. The Agent shall have received such additional approvals, opinions, or documents as the Agent may reasonably request.

Each notice of borrowing by the Borrower hereunder, and each request for the issuance of a Letter of Credit, shall constitute a representation and warranty by the Borrower that the conditions precedent set forth in SUBSECTIONS 7.3(a) and (b) hereof have been satisfied (both as of the date of such notice and, unless the Borrower otherwise notifies the Agent prior to the date of such borrowing or Letter of Credit, as of the date of such borrowing or Letter of Credit).

                                   ARTICLE 8

                         REPRESENTATIONS AND WARRANTIES

         To induce the Agent and the Banks to enter into this Agreement, the Borrower represents and warrants to the Agent and the Banks that:

         Section 8.1 CORPORATE EXISTENCE. The Borrower, each Subsidiary and the General Partner (a) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation;
(b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. Borrower, each Obligated Party and the General Partner has the power and authority to execute, deliver, and perform their respective obligations under the Loan Documents to which it (or in the case of the General Partner, Arimathea) is or may become a party.

         Section 8.2 FINANCIAL STATEMENTS. The Borrower has delivered to the Agent and the Banks (i) audited consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Year ended May 31, 1994 and the seven (7) month interim period ended December 31, 1994 and (ii) unaudited consolidated financial statements of the Borrower and its Subsidiaries for the eleven (11) month period ended November 30, 1995. Such financial statements have been prepared in accordance with GAAP (subject in the case of the unaudited financial statements to audit adjustments and the fact that such financial statements do not contain footnotes), and present fairly, on a consolidated basis, the financial condition of the Borrower and the Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the Borrower nor any of the Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. There has been no Material Adverse Effect since the effective date of the most recent financial statements delivered to Agent.

         Section 8.3 CORPORATE ACTION; NO BREACH. The execution, delivery, and performance by the Borrower and each Obligated Party of the Loan Documents to which each is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of the Borrower and each Obligated Party and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the articles of incorporation, bylaws or partnership agreement of the Borrower, any of





CREDIT AGREEMENT - Page 43
the Subsidiaries, the General Partner or any other Obligated Party, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator other than such violations, conflicts and breaches which do not have a Material Adverse Effect, or (iii) any agreement or instrument to which the Borrower, any of the Subsidiaries, the General Partner or any other Obligated Party is a party or by which any of them or any of their property is bound or subject other than such violations, conflicts and breaches which do not have a Material Adverse Effect, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien (except as provided herein or Liens in favor of Agent) upon any of the revenues or assets of the Borrower, any Subsidiary, the General Partner or any other Obligated Party other than such defaults which do not have a Material Adverse Effect.

         Section 8.4 OPERATION OF BUSINESS. The Borrower and each of the Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted except those that the failure to so possess could not reasonably be expected to have a Material Adverse Effect, and the Borrower and each of its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing except violations that could not reasonably be expected to have a Material Adverse Effect.

         Section 8.5      LITIGATION AND JUDGMENTS.  Except as disclosed on
SCHEDULE 8.5 hereto, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary, that would, if adversely determined, have a Material Adverse Effect. There are no outstanding judgments against the Borrower or any Subsidiary.

         Section 8.6 RIGHTS IN PROPERTIES; LIENS. The Borrower and each Subsidiary have good title to or valid leasehold interests in their respective properties and assets, real and personal, including the properties, assets, and leasehold interests reflected in the financial statements described in SECTION
8.2 hereto, and none of the properties, assets, or leasehold interests of the Borrower or any Subsidiary is subject to any Lien, except as permitted by
SECTION 10.2 hereto.

         Section 8.7      ENFORCEABILITY.   The Loan Documents to which the
Borrower or any Obligated Party is party, when delivered, shall constitute the legal, valid, and binding obligations of the Borrower or the Obligated Party, as applicable, enforceable against Borrower or the applicable Obligated Party in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights and general principles of equity.

         Section 8.8 APPROVALS. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrower or any Obligated Party of the Loan Documents to which each is or may become a party or for the validity or enforceability thereof except for such authorizations, approvals, consents, filings and registrations the failure to obtain or make will not have a Material Adverse Effect and except for notices required to be delivered to Franchisees of the collateral assignment to Agent of their franchise agreements.





CREDIT AGREEMENT - Page 44

         Section 8.9 DEBT. The Borrower and the Subsidiaries have no Debt, except as permitted by Section 10.1 hereto.

         Section 8.10 TAXES. The Borrower and each Subsidiary have filed all material tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable other than those being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves have been established. Except as disclosed in writing to Agent, the Borrower knows of no pending investigation of the Borrower or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of the Borrower or any Subsidiary.

         Section 8.11 MARGIN SECURITIES. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

         Section 8.12 ERISA. The Borrower and each Subsidiary are in compliance with all applicable provisions of ERISA except for such events of noncompliance that will not have a Material Adverse Effect. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. The Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans except for those instances of noncompliance with such requirements that will not have a Material Adverse Effect. The present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA, by an amount that will have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA in an amount that will have a Material Adverse Effect.

         Section 8.13 DISCLOSURE. All factual information furnished by or on behalf of the Borrower in writing to the Agent or any Bank (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Agent or any Bank, will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.





CREDIT AGREEMENT - Page 45

         Section 8.14 SUBSIDIARIES; BORROWER CAPITALIZATION. As of the Closing Date, the Borrower has no Subsidiaries other than those listed on
SCHEDULE 8.14 hereto. As of the Closing Date, Schedule 8.14 sets forth the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of the Borrower's ownership of the outstanding voting stock (or other ownership interests) of each such Subsidiary and the authorized, issued and outstanding capital stock of each Subsidiary. As of the Closing Date, the Borrower has authorized 3,000,000 shares of common stock, 967,114 shares of which are issued and outstanding and 216,406 shares of which are held in treasury. All of the outstanding capital stock of the Borrower and each Subsidiary has been validly issued, is fully paid, and is nonassessable.
Except as permitted to be issued or created pursuant to the terms hereof, there are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, capital stock of the Borrower or any Subsidiary. Each Subsidiary listed in items 3 through 6 on SCHEDULE 8.14 is an Insignificant Subsidiary. There are no shareholder agreements, voting trusts or similar agreements in effect and binding on any Shareholder or the capital stock of Borrower pledged under the Shareholder Pledge Agreements which govern or otherwise restrict the right to vote such capital stock.

         Section 8.15 AGREEMENTS. Neither the Borrower nor any Subsidiary is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party other than defaults which will not have a Material Adverse Effect.

         Section 8.16 COMPLIANCE WITH LAWS. Neither the Borrower nor any Subsidiary is in violation of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator other than defaults which will not have a Material Adverse Effect.

         Section 8.17 INVESTMENT COMPANY ACT. Neither the Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         Section 8.18 PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         Section 8.19     ENVIRONMENTAL MATTERS.

                 (a) The Borrower, each Subsidiary, and all of their respective properties, assets, and operations are in compliance in all material respects with all Environmental Laws. The Borrower is not aware of, nor has the Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the material compliance or continued material compliance of the Borrower and the Subsidiaries with all Environmental Laws;





CREDIT AGREEMENT - Page 46

                 (b) The Borrower and each Subsidiary have obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws the failure of which to obtain would result in a Material Adverse Effect. All such permits are in good standing and the Borrower and its Subsidiaries are in compliance in all material respects with all of the terms and conditions of such permits;

                 (c) No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the properties or assets of the Borrower or any Subsidiary except in compliance in all material respects with Environmental Laws. The use which the Borrower and the Subsidiaries make and intend to make of their respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their properties or assets except in compliance in all material respects with Environmental Laws;

                 (d) Neither the Borrower nor any of the Subsidiaries nor any of their respective currently or previously owned or leased properties or operations is subject to any outstanding or, to the best of its knowledge, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

                 (e) There are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of the Borrower or any of the Subsidiaries that could reasonably be expected to give rise to any Environmental Liabilities;

                 (f) Neither the Borrower nor any of the Subsidiaries is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., regulations thereunder or any comparable provision of state law. The Borrower and the Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws in all material respects;

                 (g) Neither the Borrower nor any of the Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

                 (h) No Lien arising under any Environmental Law has attached to any property or revenues of the Borrower or the Subsidiaries.

         Section 8.20 DEPOSIT AND BROKERAGE ACCOUNTS. SCHEDULE 1.1(a) sets forth as of the Closing Date all lockbox agreements, deposit accounts and brokerage accounts of the Borrower and the Subsidiaries.





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
                                   ARTICLE 9

                               Positive Covenants

         The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Bank has any Commitment hereunder, the Borrower will perform and observe the following positive covenants:

         Section 9.1 REPORTING REQUIREMENTS. The Borrower will furnish to the Agent and each Bank:

                 (a) ANNUAL FINANCIAL STATEMENTS. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower, beginning with the Fiscal Year ending December 31, 1995, (i) a copy of the annual audit report of the Borrower and the Subsidiaries for such Fiscal Year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such Fiscal Year and for the Fiscal Year then ended, in each case setting forth in comparative form the figures for the preceding Fiscal Year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to the Agent, to the effect that such report has been prepared in accordance with GAAP;

                 (b) MONTHLY FINANCIAL STATEMENTS. As soon as available, and in any event within forty-five (45) days after the end of each month (or with respect to the financial statements delivered for the month ending December 31, within sixty (60) days after the end of such month), a copy of an unaudited financial report of the Borrower and the Subsidiaries as of the end of such period and for the portion of the Fiscal Year then ended containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail certified by the chief executive officer or chief financial officer of the Borrower to have been prepared in accordance with GAAP (but excluding footnotes) and to fairly present (subject to year-end audit adjustments) the financial condition and results of operations of the Borrower and the Subsidiaries, on a consolidated and consolidating basis, at the date and for the periods indicated therein;

                 (c) COMPLIANCE CERTIFICATE. Within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, within sixty (60) days after the end of the last Fiscal Quarter of each Fiscal Year, and accompanying the annual financial statements delivered in accordance with SECTION 9.1(a), a Compliance Certificate, together with the schedules thereto setting forth the calculations supporting the computations therein;

                 (d) BORROWING BASE REPORT. As soon as available, and in any event within thirty (30) days after the end of each month, a Borrowing Base Report, in substantially the form of EXHIBIT "C" hereto, certified by the chief executive officer or chief financial officer of the Borrower together with the Receivable aging report required thereby;

                 (e) PROJECTIONS. As soon as available and in any event forty-five (45) days after the beginning of each Fiscal Year of Borrower, Borrower will deliver a forecasted consolidated balance sheet and statements of income and cash flow of Borrower and the





CREDIT AGREEMENT - Page 48

         Subsidiaries on a Fiscal Quarter by Fiscal Quarter basis, including the assumptions utilized in the preparation of such projections (in narrative form) for the forthcoming Fiscal Year and a proforma projection of the Borrower's compliance with the financial covenants in this Agreement for the same period;

                 (f) MANAGEMENT LETTERS. Promptly upon receipt thereof, a copy of any management letter or written report submitted to the Borrower or any Subsidiary by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary;

                 (g) NOTICE OF LITIGATION. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, could reasonably be expected to have a Material Adverse Effect;

                 (h) NOTICE OF DEFAULT. As soon as possible and in any event within five (5) Business Days after an officer of the Borrower has knowledge of the occurrence of each Default, a written notice setting forth the details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

                 (i) ERISA REPORTS. If requested by the Agent, promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which the Borrower or any Subsidiary files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five (5) Business Days after the Borrower or any Subsidiary knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of the Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that the Borrower proposes to take with respect thereto;

                 (j) REPORTS TO OTHER CREDITORS. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement not otherwise required to be furnished to the Agent and the Banks pursuant to any other clause of this Section;

                 (k) NOTICE OF MATERIAL ADVERSE EFFECT. As soon as possible and in any event within five (5) Business Days of the occurrence thereof, written notice of any matter that could reasonably be expected to have a Material Adverse Effect;

                 (l) PROXY STATEMENTS, ETC. As soon as available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders generally and one copy of each regular, periodic or special report, registration statement, or prospectus filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency; and






CREDIT AGREEMENT - Page 49

                 (m) GENERAL INFORMATION. Promptly, such other information concerning the Borrower or any Subsidiary as the Agent or any Bank may from time to time reasonably request.

         Section 9.2 MAINTENANCE OF EXISTENCE; CONDUCT OF BUSINESS. The Borrower will, and will cause each Subsidiary to, preserve and maintain its corporate existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. The Borrower will, and will cause each Subsidiary to, conduct its business in an orderly and efficient manner in accordance with good business practices.

         Section 9.3 MAINTENANCE OF PROPERTIES. The Borrower will, and will cause each Subsidiary to, maintain, keep, and preserve all of its material properties necessary in the conduct of its business in good working order and condition.

         Section 9.4 TAXES AND CLAIMS. The Borrower will, and will cause each Subsidiary to, pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.

         Section 9.5 INSURANCE. The Borrower will, and will cause each Subsidiary to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and the Subsidiaries operate, provided that in any event the Borrower will maintain and cause each Subsidiary to maintain workmen's compensation insurance, property insurance and comprehensive general liability insurance reasonably satisfactory to the Agent. Each general liability insurance policy shall name the Agent as additional insured, each insurance policy covering Collateral shall name the Agent as loss payee and shall provide that such policy will not be canceled or materially changed without thirty (30) days prior written notice to the Agent.

         Section 9.6 INSPECTION RIGHTS. At any reasonable time and from time to time, the Borrower will, and will cause each Subsidiary to, permit representatives of the Agent and each Bank to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants.

         Section 9.7 KEEPING BOOKS AND RECORDS. The Borrower will, and will cause each Subsidiary to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.





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
         Section 9.8 COMPLIANCE WITH LAWS. The Borrower will, and will cause each Subsidiary to, comply with all applicable laws (including, without limitation, all Environmental Laws), rules, regulations, orders, and decrees of any Governmental Authority or arbitrator other than such noncompliance which will not have a Material Adverse Effect.

         Section 9.9 COMPLIANCE WITH AGREEMENTS. The Borrower will, and will cause each Subsidiary to, comply with all agreements, contracts, and instruments binding on it or affecting its properties or business other than such noncompliance which will not have a Material Adverse Effect.

         Section 9.10     FURTHER ASSURANCES AND COLLATERAL MATTERS.

                 (a) FURTHER ASSURANCE AND EXCEPTIONS TO PERFECTION. The Borrower will, and will cause each Subsidiary to, execute and deliver such further documentation and take such further action as may be requested by the Agent to carry out the provisions and purposes of the Loan Documents and to create, preserve, protect and perfect the Liens of the Agent for the benefit of itself and the Banks in the Collateral; provided that prior to the occurrence of a Default, neither Borrower nor any Granting Subsidiary shall be required to:

                          (i) obtain any landlord or mortgagee waivers or
                 subordinations;

                          (ii) execute or have filed any UCC Financing
                 Statement fixture filings, as long as the book value of the fixtures of Borrower or a Granting Subsidiary located at any one place of business does not exceed Ten Thousand Dollars ($10,000);

                          (iii) execute or have filed any UCC Financing
                 Statement to perfect the Liens of Agent in any computer equipment which is owned by Borrower or a Granting Subsidiary and which is held by a Franchisee in the ordinary course of Borrower's or the applicable Granting Subsidiaries' business as long as the book value of such computer equipment held by any one Franchisee does not exceed Seven Thousand Five Hundred Dollars ($7,500) or as long as such computer equipment is subject to a permitted purchase money Lien;

                          (iv) perfect Agent's Lien in any deposit account
                 other than the Lockbox Accounts as long as the amount on deposit in any such account at any time does not exceed the amount required to be held therein to operate the Borrower's and the Granting Subsidiaries' business in the ordinary course;

                          (v) deliver any certificates of title evidencing
                 equipment of Borrower or a Granting Subsidiary with Agent's Lien noted thereon as long as the aggregate amount of equipment evidenced by certificates of title owned by the Borrower and the Granting Subsidiaries at any time does not exceed One Hundred Thousand Dollars ($100,000) or as long as such equipment is encumbered by permitted purchase money Liens; and





CREDIT AGREEMENT - Page 51

                          (vi) obtain control over the brokerage account
                 identified in SCHEDULE 1.1(a) or any brokerage account hereafter created in accordance with the restrictions set out in the Borrower Security Agreement or the applicable Subsidiary Security Agreement.

         If a Default occurs or if one of the "as long as" clauses described in clause (ii), (iii), (iv) or (v) of this SUBSECTION 9.10(a) is no longer accurate, then Borrower shall notify the Agent and shall take such action as the Agent may request to perfect and protect the Liens of the Agent in the applicable Collateral.

                 (b) SUBORDINATION TO PURCHASE MONEY LIENS. Agent shall be authorized, without any further action by any Bank to subordinate the Liens granted to Agent to secure the Obligations to any purchase money Liens granted in accordance with the permissions set out in
         SECTION 10.2(g).

                 (c) SUBSIDIARY PLEDGE. Upon the creation or acquisition of any Subsidiary that is not an Insignificant Subsidiary or if any Insignificant Subsidiary's net worth or total assets increases so that it is no longer an Insignificant Subsidiary, the Borrower shall cause such Subsidiary to execute and deliver to Agent a Guaranty, a Subsidiary Security Agreement and such other documentation as the Agent may request to cause such Subsidiary to evidence, perfect or otherwise implement the guaranty and security for the repayment of the Obligations contemplated by a Guaranty and Subsidiary Security Agreement. If any Subsidiary is created or acquired after the Closing Date and such Subsidiary is not an Insignificant Subsidiary, the Borrower shall (a) execute and deliver to the Agent an amendment to the Borrower Pledge Agreement describing as collateral thereunder the stock of or other ownership interests in the new Subsidiary and the Borrower shall deliver the certificates representing such stock or other interests to the Agent together with undated stock or other powers duly executed in blank or (b) if the new Subsidiary is not directly owned by the Borrower, the Borrower shall cause the Subsidiary who owns the new Subsidiary directly to pledge the stock of such new Subsidiary to the Agent pursuant to a pledge agreement in similar form to the Borrower Pledge Agreement and to deliver the certificates representing such stock or other interests to the Agent together with undated stock or other powers duly executed in blank.

                 (d) POST-CLOSING MATTERS. Within thirty (30) days after the Closing Date Borrower agrees to: (i) cause PMC to establish a lockbox arrangement for the collection of its accounts and deliver to the Agent the applicable Lockbox Agreements and an agreement from the institution that maintains such account, in form and substance satisfactory to the Agent, pursuant to which such institution recognizes the Agent's Lien in the Lockbox Account and agrees to transfer the collected balances therein to the Concentration Account on a daily basis; and (ii) notify each Franchisee of the collateral assignment to the Agent of the franchise agreement to which it is a party in accordance with the terms of the applicable franchise agreement and provide Agent evidence thereof. Within twenty-one (21) days after the Closing Date, Borrower agrees to cause the Shareholders to deliver all certificates evidencing the stock pledged under the Shareholder Pledge Agreements to the Agent.





CREDIT AGREEMENT - Page 52
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         Section 9.11     ERISA.  The Borrower will, and will cause each
Subsidiary to, comply with all minimum funding requirements and all other requirements of ERISA, if applicable, so as not to give rise to any liability which will have a Material Adverse Effect.

         Section 9.12 INTEREST RATE PROTECTION. No later than ninety (90) days following the date at which the aggregate amount of Acquisition Loans outstanding exceeds Fifteen Million Dollars ($15,000,000), the Borrower will obtain acceptable interest rate protection in the form of an interest rate swap, cap, collar or other similar mechanism satisfactory to the Agent, designed to protect the Borrower against increases in interest rates, for a minimum notional amount of Ten Million Dollars ($10,000,000), for a minimum period of three (3) years and at an interest rate acceptable to the Agent.

                                   ARTICLE 10

                               NEGATIVE COVENANTS

         The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Bank has any Commitment hereunder, the Borrower will perform and observe the following negative covenants:

         Section 10.1 DEBT. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume, or permit to exist any Debt, except:

                 (a)      Debt to the Banks pursuant to the Loan Documents;

                 (b) Debt described on SCHEDULE 10.1 hereto (but excluding the Previous Senior Debt after the Closing Date), and any extensions, renewals or refinancings of such existing Debt so long as (i) the principal amount of such Debt after such renewal, extension or refinancing shall not exceed the principal amount of such Debt which was outstanding immediately prior to such renewal, extension or refinancing, (ii) such Debt shall not be secured by any assets other than assets securing such Debt, if any, prior to such renewal, extension or refinancing; and (iii) to the extent any such Debt is subordinated to the Previous Senior Debt, such Debt must be subordinated to the Obligation on substantially the same terms;

                 (c) Intercompany Debt among Borrower and the Subsidiaries; provided that the obligations of each obligor of such Debt shall: (i) be subordinated in right of payment to the Obligations from and after such time as any portion of the Obligations shall become due and payable (whether at stated maturity, by acceleration or otherwise); and (ii) the aggregate amount of such Debt outstanding at any time which is owed by the Insignificant Subsidiaries to Borrower or any other Subsidiary shall not exceed Twenty-five Thousand Dollars ($25,000);

                 (d) Guaranties incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations;





CREDIT AGREEMENT - Page 53
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                 (e)      unsecured Debt for borrowed money or for the deferred
         payment of purchase price incurred in connection with Permitted Acquisitions and in accordance with clause (vi) of SUBSECTION 7.2(c) hereto;

                 (f) Debt (including Capital Lease Obligations) incurred after the Closing Date not to exceed Four Million Dollars ($4,000,000) in the aggregate at any time outstanding secured by purchase money Liens permitted by SECTION 10.2(g);

                 (g) Debt constituting obligations to reimburse worker's compensation insurance companies for claims paid by such companies on Borrower's or a Subsidiaries' behalf in accordance with the policies issued to Borrower and the Subsidiaries;

                 (h) unsecured Debt of Borrower incurred to finance insurance premiums in the ordinary course of business; and

                 (i) Debt other than that specifically described in clauses (a) through (h) of this SECTION 10.1 which in the aggregate does not exceed Fifty Thousand Dollars ($50,000).

         Section 10.2 LIMITATION ON LIENS AND RESTRICTIONS ON SUBSIDIARIES. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except the following, none of which shall encumber the Collateral other than those Liens described in clauses (a), (b), (d), (e), (g) and (h):

                 (a) Liens disclosed on SCHEDULE 10.2 hereto, PROVIDED any Liens securing the Previous Senior Debt will not be permitted after the Closing Date;

                 (b) Liens in favor of the Agent for the benefit of itself and the Banks pursuant to the Loan Documents;

                 (c) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or the Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

                 (d) Liens (other than Liens relating to Environmental Liabilities or ERISA) for taxes, assessments, or other governmental charges that are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

                 (e) Liens of mechanics, materialmen, warehousemen, carriers, landlords or other similar statutory Liens securing obligations that are not yet due or are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established and are incurred in the ordinary course of business;





CREDIT AGREEMENT - Page 54
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                 (f)      Liens resulting from good faith deposits to secure
         payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Debt);

                 (g) Liens for purchase money obligations (including the rights of lessors under capitalized leases) PROVIDED that: (i) the purchase of the asset subject to any such Lien is permitted under
         SECTION 11.7 hereto; (ii) the Debt secured by any such Lien is permitted under SECTION 10.1 hereto; and (iii) any such Lien encumbers only the asset so purchased;

                 (h) Any attachment or judgment Lien not constituting an Event of Default; and

                 (i) Liens arising from filing UCC financing statements regarding leases permitted by this Agreement.

Neither Borrower nor any Subsidiary shall enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired; provided that, in connection with the creation of purchase money Liens, the Borrower or the Subsidiary may agree that it will not permit any other Liens to encumber the asset subject to such purchase money Lien. Except as provided herein, Borrower will not and will not permit any Subsidiaries directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary's capital stock owned by Borrower or any Subsidiary of Borrower; (2) subject to subordination provisions, pay any Debt owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or
(4) transfer any of its property or assets to Borrower or any other Subsidiary.

         Section 10.3 MERGERS, ETC. The Borrower will not, and will not permit any Subsidiary to, become a party to a merger or consolidation, or purchase or otherwise acquire all or a substantial part of the business or assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate itself; provided that as long as no Default exists or would result therefrom and provided the Borrower gives the Agent and the Banks prior written notice:

                 (a) Borrower and the Subsidiaries may acquire shares or other evidence of beneficial ownership of a Person in accordance with the restrictions set forth in SUBSECTIONS 10.5(h) AND 10.5(i) hereof;

                 (b) Borrower and the Subsidiaries may make a Permitted Acquisition if:

                          (i) the Borrower or such Subsidiary complies with the conditions set forth in SECTION 7.2 hereto on or prior to the date of the consummation of such Permitted Acquisition whether or not it intends on requesting an advance under the Acquisition Commitments or the Revolving Acquisition Sublimits; and





CREDIT AGREEMENT - Page 55

                          (ii) the consideration paid by Borrower or the applicable Subsidiary in connection with such acquisition is:

                                        (A)     paid in cash which (1) is
                          borrowed under the Primary Revolving Acquisition Sublimit, (2) is borrowed under the Acquisition Commitments in accordance with the terms thereof, (3) is borrowed under the Secondary Revolving Acquisition Sublimit, and/or (4) represents the cash proceeds from the sale of the stock or assets of PMC which were not required to be applied to the Revolving Loans in accordance with SECTION 10.8; provided the Borrower or a Subsidiary will not be permitted to pay cash derived from the sources described in clauses
                          (3) or (4) above, unless as of the date of the payment of such cash for the acquisition in question and after giving effect thereto, no Default exists and the sum of the Borrowing Base minus the Agency Account Reserve exceeds the Outstanding Revolving Credit by not less than Two Million Dollars ($2,000,000), and/or

                                        (B)     stock of Borrower issued in
                          accordance with the restrictions set out in SECTION 10.6; and/or

                                        (C)     financed with Debt incurred in
                          accordance with clause (vi) of SUBSECTION 7.2(c) hereto;

                 (c) Borrower may consummate the Stock Repurchase in accordance with the restrictions set forth in SECTION 10.4(iii) and the repurchases of stock, options and warrants in accordance with
         SECTION 10.4(iv);

                 (d) any Subsidiary may merge or consolidate with Borrower (provided Borrower is the surviving entity) or with any wholly-owned, direct Subsidiary of Borrower or, in connection with a Permitted Acquisition consummated in accordance with the restrictions set out in
         SECTION 10.3(b), any other Person that, in each case is or becomes, simultaneously with such transaction, an Obligated Party (by execution of a Guaranty, Subsidiary Security Agreement and related documents) and a wholly-owned, direct Subsidiary of Borrower;

                 (e) Borrower may merge or consolidate with another Person in connection with a Permitted Acquisition consummated in accordance with the restrictions set out in SECTION 10.3(b) if the Borrower is the surviving entity;

                 (f) Borrower may merge or consolidate with another corporation established by Borrower for the sole purpose of changing Borrower's state of incorporation even if the Borrower does not survive if the surviving corporation expressly assumes the Obligations of the Borrower under the Loan Documents pursuant to such documentation as the Agent may require, Borrower takes such other actions as the Agent may require to create or ensure the continued existence, perfection and priority of the Liens of the Agent in the property and stock of the surviving corporation and the terms and provisions





CREDIT AGREEMENT - Page 56
         of the surviving corporation's articles of incorporation are in form and substance satisfactory to the Agent;

                 (g) a Subsidiary may wind-up, dissolve, or liquidate if all of its assets have been transferred in accordance with the restrictions set forth in SECTION 10.8; and

                 (h) an Insignificant Subsidiary may wind-up, dissolve, or liquidate.

         Section 10.4 RESTRICTED JUNIOR PAYMENTS. Borrower will not and will not permit any Subsidiary to directly or indirectly declare, order, pay, make or set apart any sum for (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any Subsidiary now or hereafter outstanding; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any Subsidiary now or hereafter outstanding; or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding except:

                 (i) Subsidiaries of Borrower may make, declare and pay dividends and make other distributions with respect to their capital stock (A) to the extent necessary to permit Borrower to pay the Obligations and to permit Borrower to pay expenses incurred in the ordinary course of business, and (B) additionally with respect to PMC and in connection with the sale of PMC or its assets, to the extent necessary to cancel the indebtedness evidenced by the intercompany note executed by Borrower and payable to the order of PMC;

                 (ii) Borrower and the Subsidiaries may declare and pay dividends on its common stock payable solely in shares of common stock;

                 (iii) if prior written notice is provided to Agent and the Banks, Borrower may set apart and pay sums for the acquisition of up to 54,594 shares of its common stock held by the Joshua Charitable Trust or other Persons who are not Shareholders or an Affiliate of a Shareholder (a "STOCK REPURCHASE") if:

                          (A)     any Stock Repurchase from the Joshua
                 Charitable Trust is consummated on or before January 31, 1998 and any other Stock Repurchase is consummated on or before July 31, 1996;

                          (B) the aggregate amount paid for all Stock Repurchases since the Closing Date does not exceed One Million Five Hundred Thousand Dollars ($1,500,000);

                          (C) As of the date the payment is made for any Stock Repurchase other than a Stock Repurchase consummated in connection with a public tender offer and after giving effect thereto, no Default shall exist and the sum of the Borrowing Base minus the Agency Account Reserve shall exceed the Outstanding Revolving Credit by not less than Five Million Dollars ($5,000,000); and





CREDIT AGREEMENT - Page 57

                          (D) For any Stock Repurchase consummated or to be consummated pursuant to a public tender offer, as of any date selected by Borrower by notice to Agent which is no more than sixty (60) days prior to the date the payment for such Stock Repurchase is made and after giving pro forma effect to such payment, no Default shall exist and the Borrowing Base shall exceed the Outstanding Revolving Credit by not less than Five Million Dollars ($5,000,000); and

                 (iv) as long as no Default exists or would result therefrom, Borrower may repurchase its common stock or any warrants or options to purchase its common stock from its and the Subsidiaries' officers, directors and employees who received such stock or options from an employee stock option or ownership plan established by Borrower (including repurchases arising as a result of the death, disability or termination of any such officers, directors and employees); provided that the aggregate amount paid for such repurchases in any Fiscal Year does not exceed Two Hundred Fifty Thousand Dollars ($250,000).

         Section 10.5 INVESTMENTS. The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any advance, loan, extension of credit, or capital contribution to or investment in any Person, or purchase or own any stocks, bonds, notes, debentures, or other securities of any Person, or be or become a joint venturer with or partner of any Person, except:

                 (a) in connection with a Permitted Acquisition consummated in accordance with SECTION 10.3 hereto;

                 (b) Borrower may own stock of the Subsidiaries existing on the Closing Date and notes payable by Subsidiaries in accordance with the restrictions set forth in SECTION 10.1 hereto;

                 (c) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

                 (d) fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of Fifty Million Dollars ($50,000,000);

                 (e) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor's Corporation or Moody's Investors Service, Inc.;

                 (f) loans and advances to employees for business expenses incurred in the ordinary course of business not to exceed Seventy-Five Thousand Dollars ($75,000) in the aggregate at any time outstanding;

                 (g) existing investments described on SCHEDULE 10.5 hereto and any capital contribution to or investment in any Person or any purchase of any stocks, bonds, notes





CREDIT AGREEMENT - Page 58
         or other securities of any Person with the proceeds from the sale or other disposition of the existing investments described on SCHEDULE
         10.5 hereto;

                 (h) Borrower may make additional capital contributions to or investments in or purchase any stocks, bonds, or other equity securities authorized to be issued under SECTION 10.6 of a Granting Subsidiary or any other wholly owned, direct Subsidiary; provided that
         (i) to the extent such additional capital contributions, investments or securities purchases cause such Subsidiary to cease to be an Insignificant Subsidiary, Borrower shall cause such Subsidiary to become (pursuant to the execution of a Guaranty, Subsidiary Security Agreement and related documents) a Granting Subsidiary simultaneously with such contribution, investment or purchase and (ii) any stocks, bonds, or other equity securities obtained by Borrower in connection with any such contribution, investment or purchase are pledged to the Agent under the terms of the Borrower Pledge Agreement or Borrower Security Agreement; and

                 (i) loans, advances or investments other than those described in CLAUSES (a) THROUGH (h) of this SECTION 10.5 if the aggregate principal amount of such loans and advances outstanding plus the aggregate acquisition cost of the outstanding investments never exceeds One Hundred Thousand Dollars ($100,000).

         Section 10.6 LIMITATION ON ISSUANCE OF CAPITAL STOCK. The Borrower will not, and will not permit any Subsidiary to, at any time issue, sell, assign, or otherwise dispose of (a) any of its capital stock, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its capital stock, or (c) any option, warrant, or other right to acquire any of its capital stock, except:

                 (i) Subsidiaries may issue stock to Borrower if such stock is pledged to the Agent under the terms of the Borrower Pledge Agreement; and

                 (ii) Borrower may issue capital stock or any options, warrants, or other rights to acquire any of its capital stock; provided that (x), after giving effect to the issuance of such stock and the exercise of any such options, warrants or other right, the Agent shall have pledged to it under the Shareholder Pledge Agreements at least 51% of the total voting power of all classes of capital stock then outstanding of the Borrower entitled (without regard to the occurrence of any contingency and otherwise on a fully diluted basis) to vote in elections of directors of the Borrower and (y) prior to such issuance Borrower shall have provided Agent with a Voting Control Certificate properly completed. Notwithstanding the foregoing, Borrower shall not be required to comply with this SECTION 10.6 in connection with an initial public offering of its common stock if the proceeds of such offering are applied to pay the Obligations in full and the Commitments are then terminated.

         Section 10.7 TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the Borrower or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less





CREDIT AGREEMENT - Page 59
favorable to the Borrower or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

         Section 10.8 DISPOSITION OF ASSETS. The Borrower will not, and will not permit any Subsidiary to, sell, lease, assign, transfer, or otherwise dispose of any of its assets, except (a) dispositions of inventory in the ordinary course of business; (b) dispositions of unnecessary, obsolete or worn out equipment; (c) assignments of Receivables for fair value by Granting Subsidiaries to the Borrower; (d) licensing of intellectual property in the ordinary course of business; (e) the disposition by one Subsidiary of assets to Borrower or to any Subsidiary that is a Granting Subsidiary or becomes (pursuant to the execution of a Guaranty, Subsidiary Security Agreement and related documents) simultaneously with such disposition, a Granting Subsidiary and a wholly owned, direct Subsidiary of Borrower; and (f) the disposition for fair value of the stock or assets of PMC, if the chief executive officer or chief financial officer of the Borrower delivers a certification to Agent showing the calculation of the cash proceeds received from the disposition of such stock or assets (net of the direct costs attributable to such disposition), such proceeds are applied to repay the Revolving Loans, to the extent outstanding on the date received, and no Default exists or would result therefrom. Upon the sale of the stock or assets of PMC in accordance with this
SECTION 10.8, the Agent shall, and is hereby authorized, to release the Liens therein created by the Borrower Pledge Agreement and the Subsidiary Security Agreement executed by PMC and to release PMC from its obligations under the Guaranty to which it is a party without any further action by any Bank.

         Section 10.9 SALE AND LEASEBACK. The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

         Section 10.10 LINES OF BUSINESS. The Borrower will not, and will not permit any Subsidiary to, engage in any line or lines of business activity other than the businesses in which they are engaged on the date hereof.

                                   ARTICLE 11

                              FINANCIAL COVENANTS

         The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Bank has any Commitment hereunder, the Borrower will perform and observe the following financial covenants:

         Section 11.1 CONSOLIDATED NET WORTH. Borrower will at all times maintain Consolidated Net Worth in an amount not less than the sum of (a) Nine Million Thirty-Two Thousand Nine Hundred Six Dollars ($9,032,906.00); PLUS (b) one hundred percent (100%) of the Borrower's Net Income for the month ending December 31, 1995; PLUS (c) fifty percent (50%) of the Borrower's Net Income for each Fiscal Quarter, beginning with the Fiscal Quarter ended March 31, 1996, to the extent the Fiscal Quarter has been completed MINUS (c) the Dollar amount of all Permitted Stock Repurchases made since the Closing Date to the date of determination. If Net Income for a Fiscal Quarter is negative, no adjustment to the requisite level of Consolidated





CREDIT AGREEMENT - Page 60

Net Worth shall be made. The phrase "Consolidated Net Worth" means, at any particular time, all amounts which, in conformity with GAAP, would be included as stockholders' equity on a consolidated balance sheet of the Borrower and the Subsidiaries.

         Section 11.2 SENIOR DEBT TO ADJUSTED EBITDA. As of the end of each Fiscal Quarter, the Borrower shall not permit the ratio of the Senior Debt outstanding as of the date of determination to Adjusted EBITDA for the four (4) Fiscal Quarters then ending to exceed 2.75 to 1.00.

         Section 11.3 TOTAL FUNDED DEBT TO ADJUSTED EBITDA. As of the end of each Fiscal Quarter, the Borrower shall not permit the ratio of Total Funded Debt outstanding as of the date of determination to Adjusted EBITDA for the four (4) Fiscal Quarters then ending to exceed 3.25 to 1.00.

         Section 11.4 INTEREST COVERAGE. As of the end of each Fiscal Quarter, the Borrower shall not permit the ratio of EBIT to Net Interest Expense, both calculated for the four (4) Fiscal Quarters, then ending to be less than 4.25 to 1.00. The term "EBIT" means, for any period, the total of the following for the Borrower and its Subsidiaries each calculated without duplication on a consolidated basis for such period: (a) Net Income; PLUS (b) any provision for (or less any benefit from) income or franchise taxes included in determining Net Income; PLUS (c) Net Interest Expense deducted in determining Net Income.

         Section 11.5 Fixed Charge Coverage. The Borrower shall not permit the ratio of Operating Cash Flow to Fixed Charges computed on the basis of the Operating Cash Flow and Fixed Charges for the four (4) Fiscal Quarters ending on the last day of each Fiscal Quarter during the periods set forth below to be less than the amount set forth below for such period.

                        ==============================================
                                  Period                    Amount
                        ==============================================
                         Closing Date through
                         December 31, 1997               1.25 to 1.00
                        ----------------------------------------------
                         January 1, 1998 and at
                         all times thereafter            1.10 to 1.00
                        ==============================================

The phrase "Operating Cash Flow" means, for any period, the total of the following for Borrower and the Subsidiaries calculated on a consolidated basis without duplication for such period: (a) EBITDA minus (b) cash federal and state income taxes paid minus (c) all Capital Expenditures which are not financed with Debt permitted by SECTION 10.1(f). The phrase "Fixed Charges" means, for any period, the total of the following for Borrower and the Subsidiaries calculated on a consolidated basis without duplication for such period: (A) Net Interest Expense, plus (B) scheduled amortization of Debt paid or payable (excluding, to the extent included, nonpermanent principal repayments under the Revolving Loans) plus (C) the Dollar amount paid in connection with Permitted Stock Repurchases and other repurchases of stock, options or warrants consummated in accordance with SECTION 10.4(iv).

         Section 11.6 WORKING CAPITAL. The Borrower shall maintain at all times a ratio of Consolidated Current Assets to Consolidated Current Liabilities of not less than 2.00 to 1.00.





CREDIT AGREEMENT - Page 61

The phrase "Consolidated Current Assets" means, at the time of determination, the sum of the following for Borrower and the Subsidiaries calculated on a consolidated basis: cash, cash equivalents, and accounts. The phrase "Consolidated Current Liabilities" means, at the time of determination, the sum of the following for Borrower and the Subsidiaries calculated on a consolidated basis: accounts payable and accrued expenses payable.

         Section 11.7 CAPITAL EXPENDITURE LIMITS. The aggregate amount of all Capital Expenditures of Borrower and the Subsidiaries during any Fiscal Year will not exceed the Dollar amount set forth in the table below opposite the applicable Fiscal Year.

                        =================================================================
                                        Fiscal Year                         Amount
                        =================================================================
                            Ending December 31, 1996                       $2,000,000
                        -----------------------------------------------------------------
                            Each Fiscal Year thereafter                      $500,000
                        =================================================================

                                   ARTICLE 12

                                    DEFAULT

         Section 12.1 EVENTS OF DEFAULT. Each of the following shall be deemed an "Event of Default":

                 (a) The Borrower shall fail to pay (i) when due any principal payable under any Loan Document or any part thereof; (ii) within three (3) Business Days of the date due any interest or fees payable under the Loan Documents or any part thereof; and (iii) within five (5) Business Days after the date Borrower receives written notice of the failure to pay when due any other Obligation or any part thereof.

                 (b) Any representation, warranty or certification made or deemed made by the Borrower or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with any Loan Document shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

                 (c) The Borrower shall fail to perform, observe, or comply with any covenant, agreement, or term contained in ARTICLE 10 or ARTICLE 11 of this Agreement or SECTION 2.4 of the Borrower Pledge Agreement or Sections 4.1, 4.4, 4.5, 4.6, or 4.7 of the Borrower Security Agreement. Any Granting Subsidiary shall fail to perform, observe or comply with any covenant, agreement or term contained in Sections 4.2, 4.3, 4.7, 4.8, 4.9, or 4.10 of the Subsidiary Security Agreement to which it is a party. Any Shareholder shall fail to perform, observe, or comply with any covenant, agreement, or term contained in Sections 3.1, 3.2, 3.3, or 3.4, of its Shareholder Pledge Agreement.

                 (d) The Borrower shall fail to perform, observe or comply with any covenant, agreement or term contained in SECTION 9.1 of this Agreement and such failure shall continue for five (5) Business Days.





CREDIT AGREEMENT - Page 62

                 (e) The Borrower or any Obligated Party shall fail to perform, observe, or comply with any other covenant, agreement, or term contained in any Loan Document (other than covenants to pay the Obligations, the covenants described in SUBSECTIONS 12.1(c) AND (d)) and such failure shall continue for a period of fifteen (15) Business Days after the earlier of (i) the date the Agent or any Bank provides Borrower with notice thereof or (ii) the date the Borrower should have notified the Agent thereof in accordance with SUBSECTION 9.1(h) hereof.

                 (f) The Borrower, any Subsidiary, or any Obligated Party (other than a Shareholder) shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect, the "Bankruptcy Code"), (iv) institute any proceeding or file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, (vi) admit in writing its inability to, or be generally unable to pay its debts as such debts become due, or (vii) take any corporate action for the purpose of effecting any of the foregoing.

                 (g) A proceeding or case shall be commenced, without the application, approval or consent of the Borrower, any Subsidiary, or any Obligated Party (other than a Shareholder), in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Borrower or such Subsidiary or Obligated Party (other than a Shareholder) or of all or any substantial part of its property, or (iii) similar relief in respect of the Borrower or such Subsidiary or Obligated Party (other than a Shareholder) under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against the Borrower, any Subsidiary, or any Obligated Party (other than a Shareholder) shall be entered in an involuntary case under the Bankruptcy Code.

                 (h) The Borrower, any Subsidiary, or any Obligated Party (other than a Shareholder) shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, forfeiture, or similar proceeding or proceedings involving an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000) against any of its assets or properties.

                 (i) A final judgment or judgments for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate shall be rendered by a court or courts against the Borrower, any Subsidiaries, or any Obligated Party (other than a





CREDIT AGREEMENT - Page 63

         Shareholder) and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the Borrower or the relevant Subsidiary or Obligated Party (other than a Shareholder) shall not, within said period of thirty
         (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

                 (j) The Borrower, any Subsidiary, or any Obligated Party (other than a Shareholder) shall fail to pay when due any principal of or interest on any Debt if the aggregate principal amount of the affected Debt equals or exceeds Five Hundred Thousand Dollars ($500,000) (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof or any event shall have occurred with respect to any Debt in the aggregate principal amount equal to or in excess of One Million Dollars ($1,000,000) that permits any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

                 (k) This Agreement shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower, any Subsidiary, any Obligated Party or the Borrower or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason (other than the negligence of the Agent or the release thereof in accordance with the Loan Documents) cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral purported to be covered thereby.

                 (l) Any of the following events shall occur or exist with respect to the Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of Required Banks subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed One Million Dollars ($1,000,000).

                 (m) Any Person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than the Shareholders shall become the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 49% of the total voting power of all classes of capital stock then outstanding of the Borrower entitled





CREDIT AGREEMENT - Page 64

         (without regard to the occurrence of any contingency) to vote in elections of directors of the Borrower.

         Section 12.2 REMEDIES. If any Event of Default shall occur and be continuing, the Agent may (and if directed by Required Banks, shall) do any one or more of the following:

                 (a) ACCELERATION. By notice to the Borrower, declare all outstanding principal of and accrued and unpaid interest on the Notes and all other amounts payable by the Borrower under the Loan Documents immediately due and payable, and the same shall thereupon become immediately due and payable, without further notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

                 (b) TERMINATION OF COMMITMENTS. Terminate the Commitments, including, without limitation, the obligation of the Agent to issue Letters of Credit, without notice to the Borrower.

                 (c)      JUDGMENT.  Reduce any claim to judgment.

                 (d) FORECLOSURE. Foreclose or otherwise enforce any Lien granted to the Agent for the benefit of itself and the Banks to secure payment and performance of the Obligations in accordance with the terms of the Loan Documents.

                 (e) RIGHTS. Exercise any and all rights and remedies afforded by the laws of the State of Texas or any other jurisdiction, by any of the Loan Documents, by equity, or otherwise.

PROVIDED, HOWEVER, that upon the occurrence of an Event of Default under SUBSECTIONS 12.1(f) or (g) hereof, the Commitments of all of the Banks shall automatically terminate (including, without limitation, the obligation of the Agent to issue Letters of Credit), and the outstanding principal of and accrued and unpaid interest on the Notes and all other amounts payable by the Borrower under the Loan Documents shall thereupon become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

         Section 12.3 CASH COLLATERAL. If an Event of Default shall have occurred and be continuing the Borrower shall, if requested by the Agent or Required Banks, pledge to the Agent as security for the Obligations an amount in immediately available funds equal to the then outstanding Letter of Credit Liabilities, such funds to be held in a cash collateral account at the Agent without any right of withdrawal by the Borrower.

         Section 12.4 PERFORMANCE BY THE AGENT; ADVANCES TO COVER DEBIT BALANCES IN DEPOSIT ACCOUNTS. If the Borrower shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, the Agent may, at the direction of Required Banks, perform or attempt to perform such covenant or agreement on behalf of the Borrower. In such event,





CREDIT AGREEMENT - Page 65
the Borrower shall, at the request of the Agent, promptly pay any amount expended by the Agent or the Banks in connection with such performance or attempted performance to the Agent at the Principal Office, together with interest thereon at the applicable Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Agent nor any Bank shall have any liability or responsibility for the performance of any obligation of the Borrower under any Loan Document or any of the other Loan Documents. Under the terms of each of the Agency Account Agreements entered into among Agent, the applicable Obligated Party and the applicable financial institutions who hold deposit accounts pledged as Collateral, Agent is obligated to transfer to such financial institutions from time to time amounts sufficient to reimburse such financial institutions for the amount of any insufficiency in such accounts. In such event, Agent shall notify the Borrower and the Borrower shall request an advance under the Revolving Loan to pay such amount on the date expended or promptly pay any amount so expended by Agent to the Agent at the Principal Office, together with interest at the applicable Default Rate from and including the date of such expenditure to but excluding the date that such expenditure is paid in full.

         Section 12.5 SETOFF. If an Event of Default shall have occurred and be continuing, each Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being hereby expressly waived by the Borrower), to set off and apply any and all deposits (general, time, demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document, irrespective of whether or not the Agent or such Bank shall have made any demand under such Loan Documents and although such obligations may be unmatured. Each Bank agrees promptly to notify the Borrower (with a copy to the Agent) after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights and remedies of each Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

                                   ARTICLE 13

                                   THE AGENT

         Section 13.1 APPOINTMENT, POWERS AND IMMUNITIES. Each Bank hereby appoints and authorizes The First National Bank of Boston to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Neither the Agent nor any of its Affiliates, officers, directors, employees, attorneys, or agents shall be liable for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with any Loan Document or any of the other Loan Documents except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, the Agent (i) may treat the payee of any Note as the holder thereof until it receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (ii) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee or fiduciary for any Bank; (iii) shall not be required to initiate any litigation or collection proceedings under any





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Loan Document except to the extent requested by Required Banks; (iv) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in any Loan Document, or any certificate or other documentation referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of any Loan Document or any other documentation referred to or provided for therein or for any failure by any Person to perform any of its obligations thereunder; (v) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by any Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by Required Banks, and such instructions of Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks; PROVIDED, HOWEVER, that the Agent shall not be required to take any action which exposes it to personal liability or which is contrary to any Loan Document or applicable law.

         Section 13.2 RIGHTS OF AGENT AS A BANK. With respect to its Commitment, the Loans made by it and the Note issued to it, The First National Bank of Boston (and any successor acting as Agent) in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, act as trustee under indentures of, provide merchant banking services to, and generally engage in any kind of banking, trust, or other business with the Borrower, any of its Subsidiaries, any Obligated Party, and any other Person who may do business with or own securities of the Borrower, any Subsidiary, or any Obligated Party, all as if it were not acting as the Agent and without any duty to account therefor to the Banks.

         Section 13.3 DEFAULTS. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than the non-payment of principal of or interest on the Loans or of commitment fees) unless the Agent has received notice from a Bank or the Borrower specifying such Default and stating that such notice is a "Notice of Default." In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). The Agent shall (subject to Section 13.1 hereof) take such action with respect to such Default as shall be directed by Required Banks, provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall seem advisable and in the best interest of the Banks.

         Section 13.4 INDEMNIFICATION. THE BANKS HEREBY AGREE TO INDEMNIFY THE AGENT FROM AND HOLD THE AGENT HARMLESS AGAINST (TO THE EXTENT NOT REIMBURSED UNDER SECTIONS 14.1 AND 14.2 HERETO, BUT WITHOUT LIMITING





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THE OBLIGATIONS OF THE BORROWER UNDER SECTIONS 14.1 AND 14.2 HERETO), RATABLY
IN ACCORDANCE WITH THEIR RESPECTIVE COMMITMENT PERCENTAGES, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, DEFICIENCIES, SUITS, COSTS, EXPENSES (INCLUDING ATTORNEYS' FEES), AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY THE AGENT UNDER OR IN RESPECT OF ANY OF THE LOAN DOCUMENTS; PROVIDED, THAT NO BANK SHALL BE LIABLE FOR ANY PORTION OF THE FOREGOING TO THE EXTENT CAUSED BY THE AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE EXPRESS INTENTION OF THE BANKS THAT THE AGENT SHALL BE INDEMNIFIED HEREUNDER FROM AND HELD HARMLESS AGAINST ALL OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, DEFICIENCIES, SUITS, COSTS, EXPENSES (INCLUDING ATTORNEYS' FEES), AND DISBURSEMENTS OF ANY KIND OR NATURE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF THE AGENT. WITHOUT LIMITING ANY OTHER PROVISION OF THIS SECTION, EACH BANK AGREES TO REIMBURSE THE AGENT PROMPTLY UPON DEMAND FOR ITS PRO RATA SHARE (CALCULATED ON THE BASIS OF THE COMMITMENT PERCENTAGES) OF ANY AND ALL OUT- OF-POCKET EXPENSES (INCLUDING ATTORNEYS' FEES) INCURRED BY THE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THE LOAN DOCUMENTS, TO THE EXTENT THAT THE AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY THE BORROWER.

         Section 13.5 INDEPENDENT CREDIT DECISIONS. Each Bank agrees that it has independently and without reliance on the Agent or any other Bank, and based on such documentation and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into any Loan Document and that it will, independently and without reliance upon the Agent or any other Bank, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under any Loan Document. Except as otherwise specifically set forth herein, the Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any Obligated Party of any Loan Document or to inspect the properties or books of the Borrower or any Obligated Party. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other financial information concerning the affairs, financial condition or business of the Borrower or any Obligated Party (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates.

         Section 13.6 SEVERAL COMMITMENTS. The Commitments and other obligations of the Banks under any Loan Document are several. The default by any Bank in making a Loan in





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accordance with its Commitment shall not relieve the other Banks of their obligations under any Loan Document. In the event of any default by any Bank in making any Loan, each nondefaulting bank shall be obligated to make its Loan but shall not be obligated to advance the amount which the defaulting Bank was required to advance hereunder. No Bank shall be responsible for any act or omission of any other Bank.

         Section 13.7 SUCCESSOR AGENT. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Agent may be removed at any time by Required Banks if it has breached its obligations under the Loan Documents. Upon any such resignation or removal, Required Banks will have the right to appoint a successor Agent with the Borrower's consent, which shall not be unreasonably withheld. If no successor Agent shall have been so appointed by Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent approved by the Borrower, which approval will not be unreasonably withheld, which shall be a commercial bank organized under the laws of the United States of America or any State thereof and having combined capital and surplus of at least One Hundred Million Dollars ($100,000,000). Upon the acceptance of its appointment as successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges, immunities, contractual obligation, and duties of the resigning or removed Agent, including all obligations under any Letters of Credit, and the resigning or removed Agent shall be discharged from its duties and obligations under the Loan Documents, including, without limitation, its obligations under all Letters of Credit. After any Agent's resignation or removal as Agent, the provisions of this ARTICLE 13 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was the Agent.

         Section 13.8 AGENT FEE. The Borrower agrees to pay to the Agent on the date hereof and on each anniversary of the date hereof the agent fee described in that certain proposal letter dated November 15, 1995 prepared by The First National Bank of Boston to the Borrower.

                                   ARTICLE 14

                                 Miscellaneous

         Section 14.1 EXPENSES. The Borrower hereby agrees to pay on demand: (a) all costs and expenses of the Agent arising in connection with the preparation, negotiation, execution, and delivery of the Loan Documents executed and delivered on the Closing Date, the routine "post closing" matters related thereto, and the initial syndications and assignments by the Agent of the Loan Documents, including, without limitation, the fees in an amount not to exceed Sixty Thousand Dollars ($60,000.00) and expenses of legal counsel for the Agent; (b) all costs and expenses of the Agent arising in connection with assignments of the Loan Documents, the preparation, negotiation, execution and delivery of any of the Loan . Documents executed and delivered after the Closing Date and any and all amendments or other modifications to the Loan Documents, including, without limitation, the fees and expenses of legal counsel for the Agent; (c) all fees, costs and expenses of the Agent arising in connection with any Letter of Credit, including the Agent's customary fees for
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Credit; (d) all costs and expenses of the Agent in connection with any Default and the enforcement of any Loan Document, including, without limitation, the fees and expenses of legal counsel for the Agent; (e) all fees, costs and expenses of any Bank (including legal fees and expenses of counsel to any Bank) arising in connection with an Event of Default under Section 12.1(a) hereof and the enforcement of any Loan Document during the continuance of such Event of Default; (f) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of any Loan Document; (e) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by any Loan Document; and (g) subject to the limitations set forth in clause (a) above in this SECTION 14.1, all other costs and expenses incurred by the Agent in connection with any Loan Document, including, without limitation, all costs, expenses, and other charges incurred in connection with obtaining any audit or appraisal in respect of the Collateral.

         Section 14.2 INDEMNIFICATION. THE BORROWER SHALL INDEMNIFY THE AGENT AND EACH BANK AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS' FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) ANY BREACH BY THE BORROWER OR ANY OBLIGATED PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (B) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWER OR ANY SUBSIDIARY,
(C) THE USE OR PROPOSED USE OF ANY LETTER OF CREDIT OR ANY PAYMENT OR FAILURE TO PAY WITH RESPECT TO ANY LETTER OF CREDIT, (D) ANY AND ALL TAXES, LEVIES, DEDUCTIONS, AND CHARGES IMPOSED ON THE AGENT OR ANY BANK IN RESPECT OF ANY LETTER OF CREDIT, OR (E) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY; PROVIDED THAT THE PERSON ENTITLED TO BE INDEMNIFIED UNDER THIS SECTION SHALL NOT BE INDEMNIFIED FROM OR HELD HARMLESS AGAINST ANY LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS OR EXPENSES (INCLUDING ATTORNEYS' FEES) ARISING OUT OF OR RESULTING FROM ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITING ANY PROVISION OF ANY LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS' FEES) ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH PERSON.





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         Section 14.3     LIMITATION OF LIABILITY.  None of the Agent, any
Bank, or any Affiliate, officer, director, employee, attorney, or agent thereof shall have any liability with respect to, and the Borrower and, by the execution of the Loan Documents, to which it is a party each Obligated Party, hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Borrower or any Obligated Party in connection with, arising out of, or in any way related to any of the Loan Documents, or any of the transactions contemplated by any of the Loan Documents.

         Section 14.4 NO DUTY. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Agent or any Bank shall have the right to act exclusively in the interest of the Agent and the Banks and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower or any of the Borrower's shareholders or any other Person.

         Section 14.5 NO FIDUCIARY RELATIONSHIP. The relationship between the Borrower and the Obligated Parties on the one hand and the Agent and each Bank on the other is solely that of debtor and creditor, and neither the Agent nor any Bank has any fiduciary or other special relationship with the Borrower or any Obligated Parties, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower and the Obligated Parties on the one hand and the Agent and each Bank on the other and any Bank to be other than that of debtor and creditor.

         Section 14.6 EQUITABLE RELIEF. The Borrower recognizes that in the event the Borrower or any Obligated Party fails to pay, perform, observe, or discharge any or all of the obligations under the Loan Documents, any remedy at law may prove to be inadequate relief to the Agent and the Banks. The Borrower therefore agrees that the Agent and the Banks, if the Agent or the Required Banks so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         Section 14.7 NO WAIVER; CUMULATIVE REMEDIES. No failure on the part of the Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in the Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

         Section 14.8     SUCCESSORS AND ASSIGNS.

                 (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agent and all of the Banks. Any Bank may sell participations to one or more banks or other institutions in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Letter of Credit Liabilities which it has made or in which it has a participating interest); PROVIDED, HOWEVER, that (i) such Bank's obligations under the Loan





CREDIT AGREEMENT - Page 71
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         Documents (including, without limitation, its Commitments) shall remain unchanged, (ii) such Bank shall remain solely responsible to the Borrower for the performance of such obligations, (iii) such Bank shall remain the holder of its Notes and owner of its participation or other interests in Letter of Credit Liabilities for all purposes of any Loan Document, (iv) the Borrower shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under the Loan Documents, and (v) such Bank shall not sell a participation that conveys to the participant the right to vote or give or withhold consents under any Loan Document, other than the right to vote upon or consent to (1) any increase of such Bank's Commitments, (2) any reduction of the principal amount of, or interest to be paid on, the Loans or other Obligations of such Bank, (3) any reduction of any commitment fee, letter of credit fee, or other amount payable to such Bank under any Loan Document, or (4) any postponement of any date for the payment of any amount payable in respect of the Loans or other Obligations of such Bank.

                 (b) The Borrower and each of the Banks agree that any Bank (the "Assigning Bank") may at any time assign to one or more commercial banks, savings and loan association, savings bank, finance company, insurance company, pension fund, mutual fund, or other financial institution (whether a corporation, partnership, or other entity) (herein an "Eligible Assignee") all, or a proportionate part of all, of its rights and obligations under the Loan Documents (including, without limitation, its Commitments and Loans and participation interests) (each an "Assignee"); PROVIDED, HOWEVER, that
         (i) each such assignment shall be of a consistent, and not a varying, percentage of all of the assigning Bank's rights and obligations under the Loan Documents, (ii) except in the case of an assignment of all of a Bank's rights and obligations under the Loan Documents, the amount of the Commitments of the assigning Bank being assigned or if any Commitment has terminated, the outstanding principal amount of the related Loans, pursuant to each assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than Five Million Dollars ($5,000,000),
         (iii) the parties to each such assignment shall execute and deliver to the Agent for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with the Notes subject to such assignment, and a processing and recordation fee of Three Thousand Dollars ($3,000) payable by the assignor or assignee (and not the Borrower); and (iv) the Borrower and the Agent must consent to such assignment, which consent shall not be unreasonably withheld, with such consents to be evidenced by the Borrower's and the Agent's execution of the Assignment and Acceptance. Upon such execution, delivery, acceptance, and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, or, if so specified in such Assignment and Acceptance, the date of acceptance thereof by the Agent, (x) the assignee thereunder shall be a party hereto as a "Bank" and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and under the Loan Documents and (y) the Bank that is an assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all or the





CREDIT AGREEMENT - Page 72
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         remaining portion of a Bank's rights and obligations under the Loan
         Documents, such Bank shall cease to be a party thereto).

                 (c) The Agent shall maintain at its Principal Office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Loans owing to and Letter of Credit Liabilities participated in by, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes under the Loan Documents. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

                 (d) Upon its receipt of an Assignment and Acceptance executed by an Assigning Bank and Assignee representing that it is an Eligible Assignee, together with any Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit "H" hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt written notice thereof to the Borrower. Within five (5) Business Days after its receipt of such notice the Borrower, at its expense, shall execute and deliver to the Agent in exchange for the surrendered Notes new Notes to the order of such Eligible Assignee in an amount equal to the Commitments or Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained Commitments or Loans, Notes to the order of the assigning Bank in an amount equal to the Commitments and Loans retained by it hereunder (each such promissory note shall constitute a "Note" for purposes of the Loan Documents). Such new Notes shall be in an aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance, and shall otherwise be in substantially the form of Exhibit "H" hereto.

                 (e) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or its Subsidiaries furnished to such Bank by or on behalf of the Borrower or its Subsidiaries.

                 (f) In connection with the Agent's initial syndication of the Loans, the Borrower agrees to (i) provide the Agent all information (including pro forma financial projections), in a form reasonably acceptable to the Agent, necessary for the preparation of an information memorandum describing the Borrower and the Subsidiaries, the Loans and any related transactions and (ii) cause its management, at the request of the Agent, to be available at reasonable times and from time to time to meet with potential lenders and discuss the Borrower, the Subsidiaries, their respective businesses and the transactions contemplated hereby.





CREDIT AGREEMENT - Page 73
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         Section 14.9     SURVIVAL.  All representations and warranties made in
any Loan Document or in any document, statement, or certificate furnished in connection with any Loan Document shall survive the execution and delivery of the Loan Documents and no investigation by the Agent or any Bank or any closing shall affect the representations and warranties or the right of the Agent or any Bank to rely upon them. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations of the Borrower under
ARTICLE 6 hereof and SECTIONS 14.1 and 14.2 hereof shall survive repayment of the Notes and termination of the Commitments and the Letters of Credit.

         Section 14.10 ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES THERETO.

         Section 14.11 AMENDMENTS. No amendment or waiver of any provision of any Loan Document to which the Borrower is a party, nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by Required Banks and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver, or consent shall, unless in writing and signed by all of the Banks and the Borrower, do any of the following: (a) increase Commitments of the Banks;
(b) reduce the principal of, or interest on, the Notes, the Reimbursement Obligations, or any fees or other amounts payable hereunder; (c) postpone any date fixed for any payment of principal of, or interest on, the Notes, the Reimbursement Obligations, or any fees or other amounts payable hereunder; (d) waive or amend any of the conditions specified in ARTICLE 7 hereof; (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the Letter of Credit Liabilities or the number of Banks which shall be required for the Banks or any of them to take any action under any Loan Document; (f) change any provision contained in this SECTION 14.11; or (g) release any Collateral or release the Borrower or any Obligated Party from liability. Notwithstanding anything to the contrary contained in this Section, no amendment waiver, or consent shall be made with respect to SECTIONS 2.7 or
ARTICLE 13 hereof without the prior written consent of the Agent.

         Section 14.12     MAXIMUM INTEREST RATE.

                 (a) No interest rate specified in any Loan Document shall at any time exceed the Maximum Rate. If at any time the interest rate (the "CONTRACT RATE") for any Obligation shall exceed the Maximum Rate, thereby causing the interest accruing on such Obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such Obligation shall not reduce the rate of interest on such Obligation below the Maximum Rate until the aggregate amount of interest accrued on such





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         Obligation equals the aggregate amount of interest which would have accrued on such Obligation if the Contract Rate for such Obligation had at all times been in effect.

                 (b) No provision of any Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither the Borrower nor the sureties, guarantors, successors, or assigns of the Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Bank ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the Obligations; and, if the principal of the Obligations has been paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Borrower and each Bank shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the Obligations so that interest for the entire term does not exceed the Maximum Rate.

         Section 14.13 NOTICES. All notices and other communications provided for in any Loan Document to which the Borrower or any Obligated Party is a party shall be given or made in writing and telecopied, mailed by certified mail return receipt requested, or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof and, if to an Obligated Party, at the address for notices for Borrower; or, as to any party at such other address as shall be designated by such party in a notice to each other party given in accordance with this Section. Except as otherwise provided in any Loan Document, all such communications shall be deemed to have been duly given when transmitted by telecopy, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, three (3) Business Days after being duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, notices to the Agent pursuant to SECTION 2.7 or 5.3 hereof shall not be effective until received by the Agent.

         Section 14.14 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America.

         Section 14.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         Section 14.16 SEVERABILITY. Any provision of any Loan Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder





CREDIT AGREEMENT - Page 75
of any Loan Document and the effect thereof shall be confined to the provision held to be invalid or illegal.

         Section 14.17 HEADINGS. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

         Section 14.18 NON-APPLICATION OF CHAPTER 15 OF TEXAS CREDIT CODE. The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes, Article 5069-15) are specifically declared by the parties hereto not to be applicable to any Loan Documents or to the transactions contemplated thereby.





CREDIT AGREEMENT - Page 76

         Section 14.19 CONSTRUCTION. The Borrower, each Obligated Party (by its execution of the Loan Documents to which its is a party) the Agent and each Bank acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

         Section 14.20 INDEPENDENCE OF COVENANTS. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

         Section 14.21 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY BANK IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                       SNELLING AND SNELLING, INC.



                                       By: /s/ J. RUSSELL CREWS
                                          -------------------------------------
                                               J. Russell Crews
                                               Senior Vice President


                                       Address for Notices:

                                       12801 N. Central Expressway, Suite 700
                                       Dallas, Texas 75243
                                       Fax No.: (214) 383-3851
                                       Telephone No.: (214) 239-7575
                                       Attention: J. Russell Crews
                                                  Chief Financial Officer





CREDIT AGREEMENT - Page 77

Revolving Commitment:                  THE FIRST NATIONAL BANK OF BOSTON,
                                       individually as a Bank and as the Agent

$15,000,000.00

                                       By: /s/ WILLIAM C. PURINTON
                                           ------------------------------------
                                       Name:  William C. Purinton
                                       Title:  Vice President

Acquisition Commitment:                Address for Notices:

$25,000,000.00                         100 Federal Street
                                       Mail Stop 01-09-06
                                       Boston, MA 02110
                                       Fax No. 617-434-2309
                                       Telephone No.: 617-434-8856
                                       Attention: William C. Purinton
                                       With a copy to:

                                       115 Perimeter Center Place, N.E.
                                       Suite 500
                                       Atlanta, Georgia 30346
                                       Fax No.: 404-393-6524
                                       Telephone No.: 770-390-6524
                                       Attention: Stephen Y. McGehee

                                       Lending Office for Base Rate
                                       Accounts and Libor Accounts

                                       100 Federal Street
                                       Boston, MA 02110





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